Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ANGEL POND HOLDINGS CORPORATION,

MANGOMILL PLC,

MERIDIAN MERGERSUB INC.,

and

MARIADB CORPORATION AB

DATED AS OF JANUARY 31, 2022

i

3.20	Anti-Money Laundering Compliance	62
3.21	Affiliate Transactions	62
3.22	Compliance with Applicable Sanctions and Embargo Laws	62
3.23	Environmental Matters	63
3.24	Foreign Direct Investment Monitoring	64
3.25	Investigation; No Other Representations	64

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF APHC		64

4.1	Organization; Authority; Enforceability	65
4.2	Capitalization	65
4.3	Brokers	66
4.4	Trust Account	67
4.5	APHC SEC Documents; Controls; Undisclosed Liabilities	67
4.6	Information Supplied	69
4.7	Litigation	69
4.8	Listing	69
4.9	Investment Company	70
4.10	Noncontravention	70
4.11	Business Activities; Absence of Certain Developments	70
4.12	Tax Matters	71
4.13	Affiliate Transactions	73
4.14	Compliance with Laws	73
4.15	Investigation; No Other Representations	73

ARTICLE V REPRESENTATIONS AND WARRANTIES OF IRISH HOLDCO AND MERGER SUB		74

5.1	Organization; Authority; Enforceability	74
5.2	Capitalization	75
5.3	Information Supplied	76
5.4	Brokers	76
5.5	Litigation	77
5.6	Noncontravention	77
5.7	Business Activities	77
5.8	Affiliate Transactions	77
5.9	Compliance with Laws	77
5.10	Investigation; No Other Representations	78

ARTICLE VI INTERIM OPERATING COVENANTS		78

6.1	Interim Operating Covenants of the Company	78
6.2	Interim Operating Covenants of APHC	82
6.3	Interim Operating Covenants of Irish Holdco and Merger Sub	84

ARTICLE VII PRE-CLOSING AGREEMENTS		86

7.1	Reasonable Best Efforts; Further Assurances	86
7.2	Trust & Closing Funding	86
7.3	Listing	87
7.4	Confidential Information	87
7.5	Access to Information	87

7.6	Regulatory Approvals; Efforts	88
7.7	Communications; Press Releases	89
7.8	Registration Statement	89
7.9	APHC Shareholder Meeting; Board Recommendation	91
7.10	Expenses	93
7.11	Directors and Officers	93
7.12	Equity Financing; Cooperation	94
7.13	APHC Transactions	94
7.14	Exclusivity	95
7.15	Tax Matters	95
7.16	Additional Agreements	97
7.17	Company Shareholder Approval	97
7.18	Preparation and Delivery of Financial Statements	97
7.19	Merger Process	98
7.20	Transaction Litigation	98
7.21	Affiliate Agreements	98
7.22	Section 16 Matters	98
7.23	Director and Officer Appointments	99
7.24	Section 280G	99
7.25	Transaction Expenses	100
7.26	Insider Letter	100
7.27	LTIP	100

ARTICLE VIII CONDITIONS TO CLOSING		101

8.1	Conditions to the Obligations of the Parties	101
8.2	Company Closing Deliveries	104
8.3	APHC Closing Deliveries	104
8.4	Irish Holdco and Merger Sub Closing Deliveries	104

ARTICLE IX TERMINATION		104

9.1	Termination	104
9.2	Effect of Termination	105

ARTICLE X MISCELLANEOUS		106

10.1	Amendment and Waiver	106
10.2	Survival	106
10.3	Notices	106
10.4	Assignment	107
10.5	Severability	107
10.6	Interpretation	107
10.7	Entire Agreement	108
10.8	Counterparts; Electronic Delivery	109
10.9	Governing Law; Waiver of Jury Trial; Jurisdiction	109
10.10	Trust Account Waiver	109
10.11	Specific Performance	110
10.12	No Third-Party Beneficiaries	111
10.13	Disclosure Letters and Exhibits	111

10.14	No Recourse	112
10.15	Equitable Adjustments	113

EXHIBITS

Exhibit A:	Shareholder Support Agreement
Exhibit B:	Registration Rights Agreement
Exhibit C:	Lock Up Agreement
Exhibit D:	Amended Irish Holdco Memorandum and Articles of Association

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 31, 2022 by and among (i) Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”), (ii) MariaDB Corporation Ab, a Finnish private limited liability company with business identity code 2344661-1 (the “Company”), (iii) Mangomill plc, a public limited company incorporated in Ireland with registered number 606330 (“Irish Holdco”), and (iv) Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”). APHC, Irish Holdco, Merger Sub and the Company shall be referred to herein from time to time, individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, APHC is a blank check company incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Irish Holdco is a party to this Agreement for the purpose of amalgamating APHC and the Company through the Domestication Merger, the Merger and the Liquidation (each as defined below);

WHEREAS, Merger Sub is a newly formed wholly owned subsidiary of Irish Holdco that, prior to the Closing, will merge with and into APHC through the Domestication Merger, with APHC being the surviving entity of the Domestication Merger and the APHC Shareholders (as defined below) will receive shares of capital in Irish Holdco as consideration in the Domestication Merger;

WHEREAS, subject to the terms and conditions of this Agreement and pursuant to Chapter 16, Section 19 of the Finnish Companies Act and the Irish Merger Regulations, at the Closing and after the Domestication Merger, the Company will merge with and into Irish Holdco by way of a cross-border merger (the “Merger”) and by virtue of the Merger, Irish Holdco will acquire all the assets and liabilities of the Company and the Company will be dissolved without going into liquidation in exchange for the issue to the shareholders of the Company of shares in the capital of Irish Holdco as merger consideration with Irish Holdco continuing as the surviving entity following the Merger;

WHEREAS, as soon as is reasonably practicable following the Merger, APHC will be entered into liquidation (the “Liquidation”) pursuant to which APHC shall be liquidated and all assets (if any) transferred to Irish Holdco;

WHEREAS, concurrently with the execution of this Agreement, APHC and Irish Holdco are entering into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Irish Holdco has agreed to issue and sell to the PIPE Investors, an aggregate number of Irish Holdco Ordinary Shares as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $18,200,000 (the “Initial PIPE Investment Amount”) on the Closing Date, on the terms and subject to the conditions set forth therein (such issuance and sale, the “Initial PIPE Investment”);

WHEREAS, for U.S. federal income tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution of this Agreement, each shareholder of the Company listed on Schedule 1.1(a) attached hereto (collectively, the “Supporting Company Holders”) has duly executed and delivered to APHC a transaction support agreement in the form attached hereto as Exhibit A or in such other form as may be acceptable to APHC (the “Shareholder Support Agreements”), pursuant to which each Supporting Company Holder has agreed to, among other things, support and vote all of their Company Shares in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions;

WHEREAS, in connection with the Closing, Irish Holdco, the Sponsor and certain shareholders of the Company listed on Schedule 1.1(b) will enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Irish Holdco, the Sponsor, and the Supporting Company Holders have entered into a Lock-up Agreement substantially in the form attached hereto as Exhibit C (the “Lock-up Agreement”), to be effective upon the Closing;

WHEREAS, the APHC Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, APHC and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which APHC is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by the APHC Shareholders entitled to vote thereon;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted, as applicable, among other things, entering into this Agreement and the Ancillary Agreements to which the Company is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by the Company shareholders entitled to vote thereon;

WHEREAS, each of the Major Investors has given its consent to the Company entering into this Agreement;

WHEREAS, the Irish Holdco Board has unanimously (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Irish Holdco and its sole shareholder and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which Irish Holdco is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by its sole shareholder; and

WHEREAS, the Merger Sub Board has unanimously (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Merger Sub and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by its sole shareholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 7.24.

“280G Waiver” has the meaning set forth in Section 7.24.

“Additional Company Investment” means any subscription by an investor for cash after the date of this Agreement, of securities of the Company, including ordinary shares, preferred securities or convertible notes, in each case as reasonably agreed to by the Parties.

“Additional Lockup Agreements” has the meaning set forth in Section 7.16.

“Additional PIPE Investment” means any subscription by PIPE Investors for cash after the date of this Agreement, of securities of Irish Holdco, as may be arranged by APHC on the terms set forth on Schedule 1.3 attached hereto.

“Additional PIPE Investment Amount” means the aggregate purchase price paid in connection with the Additional PIPE Investments.

“Additional Support Agreements” has the meaning set forth in Section 7.16.

“Adjusted Transaction Expenses” means, without duplication, the aggregate amount of the following costs, fees and expenses incurred by or on behalf of the Company Entities, APHC and Irish Holdco, in each case, at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the

Transactions: (a) the fees and expenses of legal counsel, accountants and consultants (but not financial advisors, other than any financial advisor retained by APHC or Irish Holdco for purposes of delivering a fairness opinion in connection with the Transactions), including related due diligence costs, fees and expenses; (b) fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports; (c) fees and expenses to prepare, file and finalize the Registration Statement, Proxy Statement and CDT (including any related experts reports), and any regulatory approvals or clearances required by the HSR Act or Finnish Act on the Monitoring of Foreign Corporate Acquisitions; (d) 40% of all costs, fees and expenses related to directors’ and officers’ liability insurance policies for the Company Entities and Irish Holdco; (e) all such costs, fees and expenses incurred by the Company (other than financial advisor or placement agent fees) in connection with the sale and issuance of the Company Series D Preferred Shares; (f) all costs, fees and expenses incurred by the Company in connection with any transaction-related bonuses and implementing public company governance and reporting infrastructure (in an amount under this subsection (f) not to exceed $1,500,000 in the aggregate); (g) notwithstanding (e) above, the fees and expenses of J.P. Morgan Securities LLC and Angel Pond Capital, LLC as placement agents for the PIPE Investment and the sale and issuance of the Company Series D Preferred Shares; (h) the Deferred Discount, and (i) all such other costs, fees and expenses payable in connection with or otherwise triggered by the Transactions (in an amount under this subsection (i) not to exceed $1,000,000 in the aggregate). Notwithstanding the foregoing the fees and expenses incurred or accrued by the Company prior to September 14, 2021 with respect to United States legal counsel shall not comprise Adjusted Transaction Expenses.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Aggregate Incremental Value Shares” means the aggregate number of Irish Holdco Ordinary Shares calculated in accordance with Schedule 1.2.

“Aggregate Share Consideration” means (a) 62,256,428 Irish Holdco Ordinary Shares, plus (b) a number of Irish Holdco Ordinary Shares equal to the Aggregate Incremental Value Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 7.14(b).

“Amended Irish Holdco Memorandum and Articles of Association” means the amended Memorandum and Articles of Association of Irish Holdco following the Transactions and Closing in substantially the form attached hereto as Exhibit D.

“Ancillary Agreements” means the Subscription Agreements, the Shareholder Support Agreements, any Additional Support Agreements or Additional Lockup Agreements, the Registration Rights Agreement, the Lock-up Agreement, and each other agreement, instrument and certificate entered into by the Parties in connection with the Transactions and specifically contemplated by this Agreement and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption or fraud.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company Entities conduct business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 7.6(c).

“APHC” has the meaning set forth in the Preamble.

“APHC A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of APHC, dated as of May 20, 2021, as in effect on the date of this Agreement.

“APHC Affiliated Transactions” has the meaning set forth in Section 4.13.

“APHC Available Cash” means an amount equal to the sum of (a) (i) the aggregate gross proceeds received by the Company in connection with (A) any issuance of the Company Series D Preferred Shares (including gross proceeds from the issuance of any securities of the Company convertible into or exchangeable for Company Series D Preferred Shares) and (B) any Additional Company Investment, plus (ii) the cash in the Trust Account (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Deferred Discount and Transaction Expenses), plus (iii) the aggregate gross proceeds received by Irish Holdco from the PIPE Investment, minus (b) the amount of Adjusted Transaction Expenses.

“APHC Board” means the board of directors of APHC.

“APHC Board Recommendation” has the meaning set forth in Section 7.9(b).

“APHC Business Exceptions” has the meaning set forth in Section 6.2(a).

“APHC Capital Stock” means (a) prior to the Domestication Merger, the APHC Class A Ordinary Shares and the APHC Class B Ordinary Shares and (b) following the Domestication Merger and prior to Closing, the Irish Holdco Ordinary Shares.

“APHC Change in Recommendation” has the meaning set forth in Section 7.9(b).

“APHC Class A Ordinary Shares” means, prior to the Domestication Merger, the Class A ordinary shares of APHC, par value one ten-thousandth of one dollar ($0.0001) per share.

“APHC Class B Ordinary Shares” means, prior to the Domestication Merger, the Class B ordinary shares of APHC, par value one ten-thousandth of one dollar ($0.0001) per share.

“APHC Closing Calculation Certificate” has the meaning set forth in Section 2.1(b)(i).

“APHC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving APHC and any Person, other than the Company Entities.

“APHC Disagreement Notice” has the meaning set forth in Section 2.1(b).

“APHC Disclosure Letter” means the Disclosure Letter delivered by APHC to the Company concurrently with the execution and delivery of this Agreement.

“APHC Executives” means Theodore T. Wang and Hanchen Jin.

“APHC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokers), Section 4.4 (Trust Account) and Section 4.11(a) (Business Activities).

“APHC Governing Documents” means the Governing Documents of APHC, including the APHC A&R Memorandum and Articles.

“APHC Intervening Event Notice Period” has the meaning set forth in Section 7.9(b).

“APHC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of APHC or (b) the ability of APHC to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a APHC Material Adverse Effect, or will be considered in determining whether a APHC Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the Transactions, including the negotiation and execution of this Agreement and the consummation of any APHC Share Redemptions or the PIPE Investment; (ii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC) in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which APHC conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii) may be taken into account in determining whether an APHC Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on APHC, relative to other special purpose acquisition companies.

“APHC Preference Shares” has the meaning set forth in Section 4.2(a).

“APHC Private Warrants” has the meaning set forth in Section 4.2(a).

“APHC Public Securities” has the meaning set forth in Section 4.8.

“APHC Public Warrants” has the meaning set forth in Section 4.2(a).

“APHC SEC Documents” has the meaning set forth in Section 4.5(a).

“APHC Share Redemption” means the election of an eligible holder of APHC Class A Ordinary Shares (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s APHC Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement), by tendering such holder’s APHC Class A Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the APHC Shareholder Meeting, provided, if any eligible holder validly withdraws any redemption request, any APHC Class A Ordinary Shares related to any such valid withdrawal shall not be deemed part of the APHC Share Redemption.

“APHC Shareholder Meeting” has the meaning set forth in Section 7.9(a).

“APHC Shareholder Voting Matters” means, collectively, (a) approval of this Agreement, the Ancillary Agreements, and the Transactions, (b) approval of the amendment and restatement of the APHC A&R Memorandum and Articles (including any changes required to enable conversion of the APHC securities as contemplated under the terms of this Agreement) and Articles and approval of the Amended Irish Holdco Memorandum and Articles of Association, (c) approval of the issuance of more than 20% of the issued and outstanding shares of Irish Holdco Ordinary Shares in connection with the Merger and the Transactions pursuant to NYSE requirements, (d) election of directors to the Irish Holdco Board in accordance with this Agreement, (e) approval of the LTIP, (f) approval of the change of the name of Irish Holdco to “MariaDB plc”, (g) approval of any adjournment of the APHC Shareholder Meeting in the event APHC does not receive the Required APHC Vote, and (h) any other proposals that are reasonably agreed between APHC and the Company to be required for the consummation of the Transactions that are submitted to, and require the vote of, the APHC Shareholders.

“APHC Shareholders” means, prior to the Domestication Merger, the holders of APHC Class A Ordinary Shares and APHC Class B Ordinary Shares, and such shareholders, following the Domestication Merger and prior to Closing, to become the holders of Irish Holdco Ordinary Shares.

“APHC Units” mean the units, each consisting of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant.

“APHC Warrant Agreement” means that certain Warrant Agreement between APHC and Continental Stock Transfer & Trust Company, as warrant agent.

“APHC Warrants” has the meaning set forth in Section 4.2(a) and following the Domestication Merger, shall refer to the warrants to purchase Irish Holdco Ordinary Shares.

“APHC Working Capital Notes” means any promissory notes that are issued by APHC to the Sponsor to meet the working capital needs of APHC.

“Approval Requirement” has the meaning set forth in Section 7.26.

“Assets” has the meaning set forth in Section 3.18(a).

“Board Nominees” has the meaning set forth in Section 7.23.

“Business Combination” has the meaning ascribed to such term in the APHC A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, United States, or that is a public holiday in Ireland, Finland or Cayman Islands.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.

“Cayman Islands Company Act” has the meaning set forth in Section 2.2.

“CDTs” or “Common Draft Terms” means the proposed terms of the Merger, including schedules thereto, to be drawn up and adopted in accordance with the Cross Border Merger Laws, including the information required to be provided in a merger plan pursuant to the Chapter 16, Sections 22 of the Finnish Companies Act and a common draft terms pursuant to Regulation 5 of the Irish Merger Regulations.

“Closing” has the meaning set forth in Section 2.13.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 7.18.

“Closing Date” has the meaning set forth in Section 2.13.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Transactions” has the meaning set forth in Section 3.21.

“Company Articles” means the Articles of Association of the Company, as may be amended or restated from time to time.

“Company Board” means the board of directors of the Company.

“Company Board Account” has the meaning set forth in Section 2.5(b).

“Company Closing Calculation Certificate” has the meaning set forth in Section 2.1(b).

“Company Disagreement Notice” has the meaning set forth in Section 2.1(b).

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to APHC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, practice, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company Entities or under or with respect to which the Company Entities have or may reasonably have any Liability.

“Company Entities” means the Company and its Subsidiaries, and each a Company Entity.

“Company Equity Award” means each right of any kind, contingent or accrued, to receive Company Shares, payments or benefits measured in whole or in part by the value of a number of Company Shares (including options, performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company) issued and outstanding under the Equity Incentive Plans.

“Company Executives” means Michael Howard, Amir Ameri, Jon Bakke, Franz Aman and Jags Ramnarayan.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.4(a)-(b) (Financial Statements) (solely with respect to the Unaudited Financial Statements), and Section 3.13 (Brokers).

“Company Governing Documents” means the Governing Documents of the Company, including the Company Articles.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties) the Company Entities.

“Company Ordinary Share” means a common share of the Company, which does not have the preference rights of the Company Preference Shares.

“Company Preference Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares, and the Company Series D Preferred Shares.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, supported, hosted, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries (in each case, whether solely or in collaboration with third parties) in the past six (6) years.

“Company Proprietary Software” means all Company Software, other than such Software embedded in MariaDB Server / MariaDB Community Server, MariaDB Enterprise Server, InfiniDB/ColumnStore MariaDB Connectors and, solely with respect to earlier versions licensed under the GNU Public License v. 2.1 (including to the extent so licensed as a result of the BSL 1.1’s Change License provisions), MariaDB MaxScale.

“Company Registered Intellectual Property” means all registered Intellectual Property that is part of the Company Intellectual Property.

“Company Series A Preferred Share” means a preferred share of the Company, designated as a Series A Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series B Preferred Share” means a preferred share of the Company, designated as a Series B Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series C Preferred Share” means a preferred share of the Company, designated as a Series C Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series D Preferred Share” means a preferred share of the Company, designated as a Series D Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company SHA” means the amended and restated Shareholders’ Agreement of the Company, as amended and restated as of the date hereof, and as may be amended or restated from time to time.

“Company SHA Approval” means (a) the approval by the Company Board and (b) the consent of the Major Investors to the Company entering into this Agreement, as required by the Company SHA.

“Company Shareholder Approval” means the resolution referred to in Chapter 16, Section 9, Subsection 1 of the Finnish Companies Act, approving the Merger, in the form of a resolution of the general meeting of shareholders of the Company made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act.

“Company Shares” means the Company Ordinary Shares and the Company Preference Shares.

“Company Software” means all Software that the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Warrants” means the issued and outstanding option rights issued pursuant to Chapter 10, Section 1 of the Finnish Companies Act, of the Company, entitling the holders thereof to subscribe for Company Shares pursuant to the relevant terms of the option rights issued by the Company on February 20, 2018 and on June 2, 2020.

“Competing Buyer” has the meaning set forth in Section 7.14(a).

“Competing Transaction” means any potential investment in, financing of, license, purchase, sale, lease, exchange or other acquisition or disposition of any assets or equity or debt securities of the Company Entities, in a transaction or series of transactions, whether such transaction or series of transactions takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, share exchange, consolidation or financing, in each case that could reasonably be expected to result in a change of control of the Company Entities or a public offering of the Company Entities’ securities other than with APHC, the Sponsor and their respective Affiliates or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Shares pursuant to the exercise or conversion of Company Equity Awards, Kreos Warrants or Company Warrants that are outstanding as of the date of this Agreement and described herein or set forth in the Company Disclosure Letter.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 9, 2021, by and between APHC and the Company, as may be amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.9(j).

“Conversion” has the meaning set forth in Section 2.136.

“Converted Awards” has the meaning set forth in Section 2.7(b).

“Core IP” means the Intellectual Property Rights summary details of which are set out in Appendix 3.9(a)(2) of the Company Disclosure Letter and all other Intellectual Property Rights material to the business of the Company Entities.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“Cross Border Merger Laws” means the EU Merger Directive, the Irish Merger Regulations and Chapter 16 of the Finnish Companies Act.

“D&O Provisions” has the meaning set forth in Section 7.11(a).

“Deferred Discount” has the meaning set forth in the Trust Agreement.

“Diluted Share Amount” means an amount equal to (a) the total number of Company Ordinary Shares issued and outstanding (immediately prior to the Merger Effective Time and after giving effect to the Conversion and the issuance of the Company Ordinary Shares pursuant to the Company Articles and the Company SHA in connection with the Conversion), plus (b) the aggregate number of Equity Award Company Shares.

“Directors’ Explanatory Report” has the meaning set forth in Section 2.5(b).

“Disclosure Letters” means the APHC Disclosure Letter and the Company Disclosure Letter.

“Domestication Merger” has the meaning set forth in Section 2.2.

“Domestication Merger Effective Time” has the meaning set forth in Section 2.2.

“EIB Loan” means all loans under the Finance Contract dated April 12, 2017 by and between the Company and European Investment Bank, as amended.

“Enceladus” means Enceladus Holding Limited, a private limited company incorporated in Ireland with registered number 500896 and having its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland, which owns all of the issued and outstanding Irish Holdco Deferred Shares.

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Award Company Shares” means for each holder of vested Company Equity Awards, the total number of Company Ordinary Shares for which the aggregate vested Company Equity Awards held by such holder as of immediately prior to the Merger Effective Time are exercisable, multiplied by the quotient of (i) $2.33 minus the exercise price per Company Ordinary Share of such vested Equity Award, divided by (ii) $2.33.

“Equity Incentive Plans” means SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010, the SkySQL Corporation Ab Global Share Option Plan 2010 France, dated November 9, 2010, the SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010, the SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 France, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2014 Europe, dated March 9, 2014, the SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014, the MariaDB Corporation Ab Global Share Option Plan 2017, dated December 8, 2017, and the MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017.

“Equity Interests” means, with respect to any Person, all of the shares, shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares, shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares, shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company Entities under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 7.27.

“EU Merger Directive” means Chapter II, Title II of Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law.

“EU Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, and regulations provided thereunder, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means an amount equal to the (a) Aggregate Share Consideration divided by (b) the Diluted Share Amount.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Final Order” means an order of the Irish High Court confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger in accordance with Regulation 14 of the Irish Merger Regulations and which will specify that the Merger shall take effect on the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Finnish Companies Act” means the Finnish Limited Liability Companies Act (624/2006, as amended).

“Finnish Trade Register” means trade register of the National Board of Patents and Registrations of Finland.

“Fractional Share Consideration” has the meaning set forth in Section 2.7(d).

“Fraud” shall mean, with respect to a Party, actual and intentional common law fraud under the Law of the State of Delaware with respect to the representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement.

“Governing Documents” means (a) in the case of a corporation or a company, its certificate of incorporation (or analogous document) and bylaws or memorandum of association; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a Finnish limited liability company, its memorandum of association and articles of association; (d) in the case of an Irish limited liability company, its memorandum and articles of association; and (e) in the case of any other Person, the documents by which such Person (other than an individual) establishes its legal existence or which are required by statute to govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations. Governmental Entity also includes insurers authorized by legislation to impose or collect any social taxes, social security contributions, or mandatory insurances.

“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with U.S. GAAP or IFRS (as applicable); (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price; (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments.

“Indemnified Persons” has the meaning set forth in Section 7.11(a).

“Independent Expert’s Report” has the meaning set forth in Section 2.5(c).

“Insider Letter” has the meaning set forth in Section 7.26.

“Insiders” has the meaning set forth in Section 7.26.

“Initial PIPE Investment” has the meaning set forth in the Recitals.

“Initial PIPE Investment Amount” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all intellectual property, industrial property, and similar proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights, moral rights and related rights, including rights to modify and amend the works as well as reassign the rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Interested Party” means any (a) present or former executive officer or director of the Company Entities, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the shares, capital stock or equity interests of any of the Company Entities, or (c) Affiliates of any of the foregoing.

“Intervening Event” means any change, effect, event, occurrence or fact that materially and adversely affects APHC, that does not relate to an APHC Competing Transaction or APHC Shareholder Redemption and was not known or reasonably foreseeable to the APHC Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the APHC Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by APHC or Irish Holdco.

“Irish Companies Act” means the Irish Companies Act 2014, as amended.

“Irish High Court” means the High Court of Ireland.

“Irish Holdco Board” means the board of directors of Irish Holdco.

“Irish Holdco Business Exceptions” has the meaning set forth in Section 6.3(a).

“Irish Holdco Deferred Shares” means all of the issued and outstanding euro deferred shares in the capital of Irish Holdco (25,000 shares), par value €1.00 per share, and having the rights set out in the Amended Irish Holdco Memorandum and Articles of Association.

“Irish Holdco Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Capitalization), Section 5.4 (Brokers) and Section 5.7 (Business Activities).

“Irish Holdco Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of Irish Holdco or Merger Sub, or (b) have a material and adverse effect upon the ability of Irish Holdco or Merger Sub to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute an Irish Holdco Material Adverse Effect, or will be considered in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the Transactions; (ii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC) in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which Irish Holdco or Merger Sub conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii), may be taken into account in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on Irish Holdco and Merger Sub, relative to other comparable special purpose acquisition companies.

“Irish Holdco Ordinary Shares” means, following the Domestication Merger, the ordinary shares of Irish Holdco, par value US$0. 01 per share, and having the rights set out in the Amended Irish Holdco Memorandum and Articles of Association.

“Irish Merger Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 (as amended).

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by the Company Entities or outsourced, used, or held for use in the operation of the business of the Company Entities.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Company Executives after due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand and (b) as used in the phrase “to the Knowledge of APHC” or phrases of similar import means the actual knowledge of the APHC Executives after due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand.

“Kreos” means Kreos Capital IV (Expert Fund) Limited, a private limited company incorporated under the laws of England and Wales.

“Kreos Warrants” means the share subscription rights granted under the warrant agreement entered into between the Company and Kreos, under which the Company has, subject to certain conditions being satisfied, agreed to issue Company Shares to Kreos.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to Laws shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, premises, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which a Company Entity holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Liquidation” has the meaning set forth in the Recitals.

“Liquidation Effective Time” has the meaning set forth in Section 2.14.

“Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“LTIP” has the meaning set forth in Section 7.27.

“Major Investor” shall have the meaning given to such term in the Company SHA.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Company Entities, taken as a whole, or (b) the ability of the Company to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) changes that are the result of factors generally affecting the industries or markets in which the Company Entities operate; (ii) the public announcement, pendency or consummation of the Transactions, including the impact thereof on relationships with customers, suppliers, employees, investors, licensors or licensees; (iii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof; (iv) any failure of the Company Entities to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any

COVID-19 Measures) or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the Company Entities conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of APHC or (C) taken by, or at the written request of, APHC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii), (viii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on the Company Entities, taken as a whole, relative to other comparable companies operating in the industries and markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Customers” means the top ten (10) customers of the Company Entities, taken as a whole, based on the revenue received by the Company Entities from each such customer for the 12 month period ended December 31, 2021.

“Material Suppliers” means the top ten (10) suppliers of the Company Entities, taken as a whole, based on the amount purchased by the Company Entities from each such supplier for the 12 month period ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Effective Time” has the meaning set forth in Section 2.4.

“Merger Sub” has the meaning set forth in the Recitals.

“Merger Sub Board” means the board of directors of Merger Sub.

“Minimum Cash Amount” means $100,000,000.

“Non-Party Affiliate” has the meaning set forth in Section 10.14.

“Non-Redemption Requirement” has the meaning set forth in Section 7.26.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Offer Documents” has the meaning set forth in Section 7.8(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property; (b) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to U.S. GAAP or IFRS (as applicable) have been made in respect thereof); (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business; (d) nonexclusive licenses under Intellectual Property to (A) customers solely for use of the Company Software in object code form or (B) resellers and distributors for the purposes of reselling and distributing the Company Software, in each case granted in the Ordinary Course of Business; (e) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the current use of real property; (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under or in connection with the EIB Loan; and (h) Securities Liens.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information (i) that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household, including name, address, geolocation information, credit or debit card or bank account number and information about an individual’s personality, personal status, intimate affairs, health, financial information, vocational qualifications, opinions or beliefs or (ii) that constitutes personal data, personally identifiable information, personal information or similarly defined term under any applicable Privacy Law.

“PIPE Investment” means the Initial PIPE Investment and any Additional PIPE Investments.

“PIPE Investment Amount” means the Initial PIPE Investment Amount and any Additional PIPE Investment Amounts.

“PIPE Investors” means investors that have entered into Subscription Agreements to purchase Irish Holdco Ordinary Shares for cash pursuant to the Initial PIPE Investment and any investors that have entered into a Contract to purchase for cash any securities of Irish Holdco in connection with any Additional PIPE Investment.

“Potential 280G Benefit” has the meaning set forth in Section 7.24.

“Pre-Closing Holder” means a holder of Company Shares immediately prior to the Merger Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Taxes” are Taxes attributable to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 7.11(b).

“Privacy Laws” means all Laws worldwide pertaining to the privacy, protection, security or transfer of data and all guidance issued thereunder, including Regulation (EU) 2016/679 and Directives 2002/58/EC and 2009/136/EC (each as implemented into an supplemented by the national laws of EU Member States), Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act (and its Regulations), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Privacy and Data Security Requirements” means, collectively, (a) all applicable Privacy Laws, (b) all Contracts between a Company Entity and any Person relating to the Processing of Personal Information (including any data processing addenda), (c) all applicable industry standards relating to the privacy and security of Personal Information (including the PCI Security Standards established by the PCI Security Standards Council) and (d) all applicable policies, promises and statements, in each case, posted or otherwise made public, relating to the privacy or security of Personal Information and (e) all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data (including any Personal Information and Trade Secrets) stored or contained thereon or transmitted thereby.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the proxy statement on Schedule 14A for the purposes of soliciting the votes of the APHC Shareholders to adopt and approve the APHC Shareholder Voting Matters, to be filed with the SEC by APHC and included in the Registration Statement.

“Publication” has the meaning set forth in Section 2.5(d).

“Publicly Available Software” means any Software (or portion thereof) that is licensed, distributed or conveyed (i) as “free software”, “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), (ii) pursuant to “open source”, “copyleft” or similar licensing and distribution models, or (iii) otherwise under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Registration Statement” means the Registration Statement on Form S-4, for the purposes of registering Irish Holdco Ordinary Shares to be issued in the Transactions, to be filed with the SEC by Irish Holdco.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required APHC Vote” means the approval of the APHC Shareholder Voting Matters, at the APHC Shareholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by APHC Shareholders present in person or represented by proxy at the APHC Shareholder Meeting.

“Retained Claims” has the meaning set forth in Section 10.10.

“Sanctioned Country” means any country or region that with which dealings are broadly and comprehensively prohibited by country-wide or region-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of Persons subject to Sanctions, (b) being located, organized, or resident in any Sanctioned Country; or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the European Union or any of its members states, the United Kingdom, or the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with applicable federal, state and local securities Laws.

“Shareholder Support Agreements” has the meaning set forth in the Recitals.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations.

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Angel Pond Partners LLC, a Cayman Islands limited liability company.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor in connection with the PIPE Investment.

“Subsidiary Shares” has the meaning set forth in Section 3.3(d).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Supporting Company Holder” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 7.11(b).

“Tax” or “Taxes” means all federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, worker’s contributions, employer’s contributions, employment pension contributions, unemployment insurance contributions, group life insurances, accident insurances, deferred, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, indirect, alternative or add-on, license, minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which a Company Entity or APHC is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.22(a).

“Transaction Expenses” means the aggregate amount of all costs, fees and expenses incurred by or on behalf of the Company Entities, APHC and Irish Holdco, in each case, at or prior to the Closing, including any such amounts which are triggered by or become payable as a result of the Closing, in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including (a) the fees and expenses of legal counsel, accountants and other representatives, consultants and investment bankers and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports and fees and expenses to prepare, file and finalize the Registration Statement, Proxy Statement and CDT (including any related experts reports), and any other regulatory approvals or clearances from Governmental Entities sought in connection with the Transactions, (b) all costs, fees and expenses related to directors’ and officers’ liability insurance policies for the Company Entities and Irish Holdco; (c) all such costs, fees and expenses incurred by the Company in connection with the sale and issuance of the Company Series D Preferred Shares; (d) all costs, fees and expenses incurred by the Company in connection with any transaction-related bonuses and implementing public company governance and reporting infrastructure; (e) the Deferred Discount; and (f) all such other costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.

“Transactions” means the transactions contemplated by or in connection with this Agreement and the Ancillary Agreements, including the APHC Share Redemption, Unit Separation, PIPE Investment, Domestication Merger, Conversion, Merger and Liquidation.

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by APHC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of May 18, 2021, by and between APHC and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unit Separation” has the meaning set forth in Section 2.1.

“U.S.” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

ARTICLE II

MERGER AND CLOSING TRANSACTIONS

2.1 APHC Share Redemption and APHC Units.

(a) APHC Share Redemption. The redemption required by the APHC Share Redemption shall occur immediately prior to the Domestication Merger and such shares tendered for redemption shall be automatically cancelled at such time. Immediately prior to or substantially concurrently with the Merger Effective Time, APHC shall cause the Trustee to make any payments out of the Trust Account that are required to be made by APHC in connection with completion of a redemption required by the APHC Share Redemption. Each APHC Unit issued and outstanding immediately prior to the Domestication Merger shall automatically separate into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant, effective immediately prior to the Domestication Merger (the “Unit Separation”).

(b) Closing Calculations.

(i) Not later than four (4) Business Days prior to the Closing Date, APHC shall deliver to the Company a written notice (the “APHC Closing Calculation Certificate”) setting forth: (i) the good faith estimated aggregate amount of cash proceeds that will be required to satisfy any exercise of any APHC Share Redemptions; (ii) the PIPE Investment Amount; (iii) the Deferred Discount; (iv) APHC’s good faith estimate of the amount of Transaction Expenses incurred or payable by APHC, Irish Holdco and Merger Sub as of the Closing; and (v) the number of APHC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to any APHC Share Redemptions. If the Company in good faith disagrees with any portion of the Closing Calculation Certificate, then the Company may deliver a notice of such disagreement to APHC until and including the second (2nd) Business Day prior to the Closing Date (the “Company Disagreement Notice”).

(ii) Not later than four (4) Business Days prior to the Closing Date, the Company shall provide to APHC a written notice setting forth the Company’s good faith estimate of the amount of the Transaction Expenses incurred or payable by the Company Entities as of the Closing and the aggregate proceeds received or to be received from

Additional Company Investments (the “Company Closing Calculation Certificate”). If APHC in good faith disagrees with any portion of the Company Closing Calculation Certificate then APHC may deliver a notice of such disagreement to the Company until and including the second (2nd) Business Day prior to the Closing Date (the “APHC Disagreement Notice”).

(iii) The Company and APHC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Disagreement Notice or APHC Disagreement Notice, as applicable.

2.2 The Domestication Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”), Merger Sub shall merge with and into APHC by operation of law, the separate corporate existence of Merger Sub shall cease, and APHC shall continue its existence under the Cayman Islands Companies Act after the merger and as a wholly owned subsidiary of Irish Holdco (the “Domestication Merger”). The Domestication Merger will be consummated by operation of law immediately upon the filing of the Domestication Merger Plan of Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), or at such other time as may be agreed by APHC and the Company in writing and specified in such filings (the “Domestication Merger Effective Time”). The effect of the Domestication Merger will be as provided in this Agreement, the Domestication Merger Plan of Merger, and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Domestication Merger Effective Time, by virtue of the Domestication Merger and without any further action on the part of the Parties or the holders of any of the shares of APHC or Merger Sub, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of APHC and Merger Sub shall vest in APHC by operation of law.

2.3 Effect on Shares in Domestication Merger. Subject to the terms and conditions of this Agreement, at the Domestication Merger Effective Time, by virtue of the Domestication Merger and the Cayman Islands Companies Act and without any further action on the part of any Party or the holder of any of their securities:

(a) Conversion of APHC Class A Ordinary Shares. Each APHC Class A Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into the right to receive one (1) fully paid and non-assessable Irish Holdco Ordinary Share. From and after the Domestication Merger Effective Time, each certificate or book entry position that evidenced APHC Class A Ordinary Shares immediately prior to the Domestication Merger shall entitle the holder to the applicable number of Irish Holdco Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.3(a) and all APHC Class A Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(b) Conversion of APHC Class B Ordinary Shares. Each APHC Class B Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into the right to receive one (1) fully paid and non-assessable Irish Holdco Ordinary Share. From and after the Domestication Merger Effective

Time, each certificate or book entry position that evidenced APHC Class B Ordinary Shares immediately prior to the Domestication Merger shall entitle the holder to the applicable number of Irish Holdco Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.3(b) and all APHC Class B Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(c) Adjustment and Assumption of APHC Warrants. Pursuant to the terms of the APHC Warrant Agreement, each outstanding APHC Warrant shall remain outstanding but shall be automatically adjusted to become a warrant to purchase that number of Irish Holdco Ordinary Shares equal to the number of APHC Class A Ordinary Shares that were issuable upon exercise of such APHC Warrant immediately prior to the Domestication Merger Effective Time, and shall otherwise continue to have, and be subject to, the same terms and conditions as of immediately prior to the Domestication Merger Effective Time. As of the Domestication Merger Effective Time, the APHC Warrant Agreement shall be assigned to Irish Holdco, and Irish Holdco shall assume all of the obligations of APHC under the APHC Warrant Agreement.

(d) Surrender of Irish Holdco Deferred Shares. All Irish Holdco Deferred Shares held by the shareholder of Irish Holdco shall be surrendered to Irish Holdco for nil consideration and such Irish Deferred Shares shall thereafter be held as treasury shares by Irish Holdco.

(e) Cancellation of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into one (1) fully paid and non-assessable APHC Class A Ordinary Share to be issued to Irish Holdco, which shall constitute the only outstanding shares of capital stock of APHC, and which shall be held by Irish Holdco.

2.4 The Merger. On the Closing Date, following the Domestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, the CDTs and the applicable provisions of the Cross Border Merger Laws, the Company shall merge with and into Irish Holdco, the separate corporate existence of the Company shall cease, and Irish Holdco shall continue as the surviving entity after the Merger.The Merger will be consummated at the time specified in the Final Order (such date and time is hereinafter referred to as the “Merger Effective Time”). The effect of the Merger will be as provided in this Agreement, the CDTs and the Cross Border Merger Laws. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of their securities, Irish Holdco will acquire all the assets and liabilities of the Company and the Company will be dissolved without going into liquidation in exchange for the issue to the shareholders of the Company of Irish Holdco Ordinary Shares in accordance with Section 2.7.

2.5 Merger Process. The relevant Parties shall procure that the Irish Holdco Board and the Company Board shall take all necessary resolutions and other actions to facilitate the Merger on the terms and conditions set out in this Agreement and for that purpose to commence the formal Merger process:

(a) CDTs. Irish Holdco and the Company shall finalize, sign and file the CDTs, in each case, on a date as reasonably mutually agreed to by APHC and the Company following the date of this Agreement. The CDTs and its schedules shall, among other things, include all details required to be included in CDTs in accordance with Regulation 5 of the Irish Merger Regulations and all details required to be included in a merger plan in accordance with Chapter 16, Section 22 of the Finnish Companies Act, which information shall be translated into Swedish language prior to filing with the Finnish Trade Register.

(b) Irish Holdco Directors’ Explanatory Report and Company Board Account. In accordance with Regulation 6 of the Irish Merger Regulations and Chapter 16, Section 22 of the Finnish Companies Act, the Irish Holdco Board shall prepare as reasonably mutually agreed to by APHC and the Company following the date of this Agreement, a directors’ explanatory report for the shareholders of Irish Holdco, which shall include details in respect of the probable implications of the Merger for shareholders, creditors and employees of Irish Holdco and state the legal and economic grounds for the CDTs (the “Directors’ Explanatory Report”). In accordance with Chapter 16, Section 22 of the Finnish Companies Act, the Company Board shall prepare as reasonably mutually agreed to by APHC and the Company following the date of this Agreement, a board account for the shareholders, creditors and employees of the Company, which shall include details in respect of the probable implications of the Merger on the shareholders, creditors, and employees (the “Company Board Account”), which shall be translated into Swedish language.

(c) Statements of Independent Experts. The Irish Holdco Board shall appoint an independent expert as reasonably mutually agreed to by APHC and the Company, to issue a report on the CDTs to Irish Holdco as referred to in Regulation 7 of the Irish Merger Regulation, and the Company Board shall appoint an independent expert to issue a report on the CDTs to the Company as referred to in Chapter 16, Section 23 of the Finnish Companies Act (each such report, the “Independent Expert’s Report”).

(d) Filing with Registration Authorities and Publication. Each of Irish Holdco and the Company shall file the CDTs and any other statutory documents or forms in respect of the Company’s filing, with the Irish Registrar and the Finnish Trade Register, as applicable, as reasonably mutually agreed to by APHC and the Company following adoption and the signing of the CDTs. Irish Holdco shall ensure that notice of the delivery of the CDTs to the Irish Registrar shall be published by the Irish Registrar and Irish Holdco as specified under Regulation 8 of the Irish Merger Regulations (the “Publication”). With respect to the Company, the Company shall apply for an issuance of a public notice to its creditors as set out in Section 2.5(g). The Parties acknowledge that the Aggregate Share Consideration to be issued in the Merger are being offered pursuant to exemptions from the EU Prospectus Regulation (based on fewer than 150 offerees, who are not qualified investors pursuant to the EU Prospectus Regulation, residing in any one member state of the European Union). The Company shall use its reasonable best efforts to assist Irish Holdco in preparing any required offering materials and in making them available in advance of the Company Shareholder Approval.

(e) Availability of Documents. Each of Irish Holdco Board and the Company Board shall make the CDTs and any other documents required under the Cross Border Merger Laws and the EU Prospectus Regulation, including the Director’s Explanatory Report, the Company Board Account, and the Independent Expert’s Report, available to Irish Holdco’s and the Company’s respective shareholders, creditors and employee representatives, or, if there are no such representatives, to Irish Holdco’s and the Company’s employees, to the extent required under Regulation 9 of the Irish Merger Regulations and Chapter 16, Sections 11 and 22 of the Finnish Companies Act and the EU Prospectus Regulation, respectively.

(f) Shareholder Approvals.

(i)

Not earlier than one month after the Publication and no later than the date on which the Company Shareholder Approval is obtained, Irish Holdco shall obtain approval of the Merger from its sole shareholder in the form of a special written resolution in accordance with Regulation 10 of the Irish Merger Regulations. Irish Holdco shall deliver a copy of the sole shareholder’s special written resolution to the Company promptly after the execution of such special written resolution.

(ii)

The Company shall convene a general meeting of shareholders as promptly as reasonably practicable following the date that the Registration Statement is declared effective by the SEC (on a date reasonably mutually agreed to by APHC and the Company) to acquire the Company Shareholder Approval in the form of a resolution of the general meeting of shareholders of the Company made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act. The Company shall deliver a copy of the Company Shareholder Approval to Irish Holdco promptly after the general meeting of shareholders.

(g) Creditor Protection Procedure. The Company shall, in accordance with Chapter 16, Section 6 of the Finnish Companies Act, (i) concurrently with the filing of the CDTs with the Finnish Trade Register, as set out in Section 2.5(d), apply for an issuance of a public notice to its creditors, and take any other actions required to ensure that the Finnish Trade Register issues the public notice to commence the creditor objection period as reasonably mutually agreed to by APHC and the Company, and (ii) no later than one (1) month before the due date set for creditors, but not prior to acquiring the Company Shareholder Approval, send written notifications of the public notice to its known creditors. In accordance with Regulation 8 of the Irish Merger Regulations, information in respect of any arrangements made for the exercise of the rights of creditors of Irish Holdco shall be included in the filing with the Irish Registrar in respect of the CDTs and the Publication. Pursuant to Regulation 15 of the Irish Merger Regulations, any creditor of Irish Holdco at the date of the Publication shall be entitled to be heard in relation to the confirmation by the Irish High Court of the Merger under Regulation 14 of the Irish Merger Regulations as set out in Section 2.5(j).

(h) Creditors’ Objections. The Company shall inform the other Parties of any objections raised by a creditor (an “Objecting Creditor”) and consult them on measures to be taken to address and resolve such claims as is required to complete the Merger as soon as possible. As and to the extent required to complete the Merger, the Company shall use its reasonable best efforts, and Irish Holdco will reasonably cooperate and assist the Company, to (i) negotiate with an Objecting Creditor to reach an agreement regarding the claim, including by settling such claim if the claim is undisputed and has fallen due or by offering sufficient security for such claim, in order to obtain a written cancellation of the objection from the Objecting Creditor, or (ii) commence a process at a relevant district court to obtain a confirmatory judgement that the underlying receivable of the Objecting Creditor does not exist or has been repaid or the Objecting Creditor has been provided with sufficient security, as applicable, within one (1) month from the due date set forth in the public notice issued to the creditors of the Company.

(i) Pre-Merger Certificates. Each of Irish Holdco and the Company shall use their reasonable best efforts to acquire the pre-merger certificates as referred to in Regulation 13 of the Irish Merger Regulations and in Chapter 16, Section 26 of the Finnish Companies Act (each, the “Pre-Merger Certificate”). In connection therewith, the Company shall, following the APHC Shareholder Meeting and on a date reasonably mutually agreed to by APHC and the Company, notify the Finnish Trade Register and provide the Finnish Trade Register with any necessary documents and confirmations to apply for a Finnish Pre-Merger Certificate to be issued by the Finnish Trade Register and Irish Holdco shall make an application to the Irish High Court and provide the Irish High Court with any necessary documents and confirmations required to obtain an Irish Pre-Merger Certificate.

(j) Final Scrutiny Hearing. As reasonably mutually agreed to by APHC and the Company, upon receiving the Finnish Pre-Merger Certificate from the Finnish Trade Register and the Irish Pre-Merger Certificate from the Irish High Court, the Company and Irish Holdco shall make an application to the Irish High Court for the Final Order and shall provide copies of the Pre-Merger Certificates and any necessary documents and confirmations required by Regulation 14 of the Irish Merger Regulations to the Irish High Court in connection with such application.

(k) Registration of Merger. Upon issuance of the Final Order, the Irish High Court will arrange for the Final Order to be published by the Irish Registrar within 14 days of delivery of the Final Order to the Irish Registrar and the Irish Registrar will notify the Finnish Trade Register of the Final Order.

2.6 Conversion of Company Preference Shares. All Company Preference Shares issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into Company Ordinary Shares as of immediately prior to the Merger Effective Time pursuant to and in accordance with the conversion mechanism set forth in Article 4.7§ of the Company Articles and Section 4.4D of the Company SHA (the “Conversion”). The Company shall take all actions necessary to (x) cause the Conversion to occur, (y) have such Company Ordinary Shares registered in the Finnish Trade Register, and (z) update the Company’s shareholder register referred to in the Finnish Companies Act to reflect the Conversion and deliver a copy thereof to APHC and Irish Holdco.

2.7 Effects on Shares in Merger.

(a) At the Merger Effective Time, by virtue of the Merger, the Conversion, the CDTs and the Cross Border Merger Laws, and without any action on the part of any Party or the holder of any of its securities, each Company Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the Conversion and the issuance of the Company Ordinary Shares pursuant thereto), regarding which (i) no redemption demand pursuant to Chapter 16, Section 13 of the Finnish Companies Act has been made, or (ii) if a redemption demand has been made, the redemption process pursuant to Chapter 16, Section 13 of the Finnish Companies Act has lapsed, shall be automatically cancelled and converted into the right to receive a number of fully paid and non-assessable Irish Holdco Ordinary Shares equal to the Exchange Ratio; provided, that the total number of Irish Holdco Ordinary Shares to be received by any holder in respect of such Company Ordinary Shares shall be aggregated and rounded down to the nearest whole number of Irish Holdco Ordinary Shares and any holder who would otherwise be entitled to a fraction of an Irish Holdco Ordinary Share shall receive, in lieu of such fractional Irish Holdco Ordinary Share, cash in an amount equal to the Fractional Share Consideration.

(b) At the Merger Effective Time, and without any action on the part of any Party or the holder of any of its securities, each Company Equity Award issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original Company Equity Award on conversion) into an equity award to be settled in Irish Holdco Ordinary Shares on the same terms and conditions as were applicable to such Company Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (except for such changes as are (i) required by applicable laws, and (ii) reasonably necessary to prevent the diminution or enlargement of the holder’s rights, including pre-income tax benefits, under the terms of the Company Equity Awards as in effect immediately prior to the Merger Effective Time), equal to the product (rounded down to the nearest whole number) of (i) the number of Company Ordinary Shares subject to such Company Equity Award immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such Company Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (such converted awards, the “Converted Awards”); provided, however, that the Parties agree (i) to use commercially reasonable efforts such that the conversion of the Company Equity Awards will be made in a manner consistent with Treasury Regulation Section 1.424-1, and (ii) that the Conversion will not constitute a “modification” of such Company Equity Awards for purposes of Section 409A or Section 424 of the Code (to the extent applicable).

(c) As of the date of this Agreement, the Company has delivered to each of the Major Investors (it being agreed that each Major Investor shall be a third party beneficiary of this Section 2.7(c)) and APHC, and APHC has hereby approved in case of clause (ii), (i) the draft updated shareholder register of the Company referred to in the Finnish Companies Act as of the date of this Agreement, prepared on the assumption that the Series D Preferred Shares have been registered into the Finnish Trade Register and a list as of the date of this Agreement of the name of the holder of each Company Equity Award, Company Warrant and Kreos Warrants referred to and including information set forth in Section 3.3(b), and (ii) the number of Irish Holdco Ordinary Shares constituting part of the Aggregate Share Consideration receivable by each holder of Company Shares, Company Equity Awards, Company Warrants, or Kreos Warrants, pursuant to the terms of this Agreement, assuming the Closing were to occur on the date hereof.

(d) Fractional rights to the Irish Holdco Ordinary Shares shall be pooled and the corresponding Irish Holdco Ordinary Shares sold to market after which the sales proceeds (subtracted with transaction costs) shall be paid to the shareholders otherwise entitled to fractional elements of the Irish Holdco Ordinary Shares in proportion to their rights to fractional Irish Holdco Ordinary Shares (the “Fractional Share Consideration”).

2.8 Transfer of Employees; Employee Participation. Each of Irish Holdco and the Company acknowledges that, due to the Merger, the employees of the Company will become employees of Irish Holdco by operation of law (the “Transfer of Employees”) and that certain statutory requirements regarding the information and cooperation duties apply to the Transfer of Employees under applicable employment Laws and the Cross Border Merger Laws, and undertakes to comply with all such requirements and all requirements under applicable collective bargaining agreements in relation to the Transfer of Employees in connection with the Merger and to coordinate the actions to be taken in relation thereto with each other.

2.9 Tax Treatment of the Transactions. It is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the Domestication Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Additionally, it is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and each Party shall, and shall cause any Affiliate or Subsidiary to, use reasonable best efforts to cause the Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with such Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties shall not, and shall not cause or permit their respective Affiliates or Subsidiaries to, knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such Tax treatment and references to knowledge for the purposes of this Section 2.9 shall refer only to the actual knowledge of each Party, and each respective Affiliate or Subsidiary. If, before the Closing Date, any Party reasonably determines that the Merger is not likely to qualify for the Intended Tax Treatment and notifies the other Parties in writing accordingly, the Parties shall cooperate in good faith to take the steps that they jointly and reasonably determine to be necessary to meaningfully increase the likelihood that the Transactions will qualify for the Intended Tax Treatment. By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Transactions. Furthermore, it is intended that for Finnish income tax purposes that the Merger qualifies as a tax neutral merger in accordance with the provisions of Section 52 a, b and e of the Finnish Business Income Tax Act, and for Finnish transfer tax purposes the Merger qualifies a tax exempt merger in accordance with the provisions of Sections 4 and 15 of the Finnish Transfer Tax Act.

2.10 Directors and Officers. The Parties shall cause the Irish Holdco Board and the officers of Irish Holdco, as of immediately following the Merger Effective Time, to be comprised of individuals in the manner set forth in Section 7.23.

2.11 Amended Irish Holdco Memorandum and Articles of Association. Substantially concurrently with the Domestication Merger Effective Time and the Merger Effective Time, Irish Holdco shall adopt the Amended Irish Holdco Memorandum and Articles of Association to, among other things, (a) establish the rights attaching to the Irish Holdco Ordinary Shares to be issued pursuant to the Domestication Merger and the Merger and (b) establish a board of directors in accordance with Section 2.10.

2.12 Establishment of Finnish Branch Office of Irish Holdco. After the date of this Agreement and prior to the Closing Date, Irish Holdco shall (a) establish a branch office in Finland for the purposes of its forming of a permanent establishment of Irish Holdco, including for taxation purposes and receiving all the assets and liabilities transferring from the Company to the Irish Holdco in the Merger and (b) register the branch office in the Finnish Trade Register.

2.13 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the consummation of the Transactions (the “Closing”) shall take place remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, at a time and date (the “Closing Date”) that is set forth in the Final Order. The Parties shall use their reasonable best efforts to cause the Closing Date to occur (and be set forth in the Final Order) as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing, but subject to their satisfaction) or such other time and date as may be reasonably mutually agreed to by APHC and the Company.

2.14 Liquidation of APHC. As soon as is reasonably practicable after the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Islands Companies Act, the Liquidation shall be consummated and all assets of APHC transferred to and liabilities assumed by Irish Holdco. The Liquidation will be consummated immediately upon receipt of approval from the Cayman Registrar (the “Liquidation Effective Time”). Without limiting the generality of the foregoing, and subject thereto, at the Liquidation Effective Time, by virtue of the liquidation and without any further action on the part of the Parties or the holders of any of the securities of APHC, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of APHC shall vest in Irish Holdco.

2.15 Taking of Necessary Action; Further Action. If, at any time after the Domestication Merger Effective Time, Merger Effective Time or Liquidation Effective Time, as the case may be, any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and their respective officers and directors will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 10.13), the Company hereby represents and warrants to the other Parties hereto as of the date hereof and as of the Closing, as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of Finland, (ii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder to consummate the Transactions, and has taken all corporate or other legal entity action (other than the Company Shareholder Approval) that is necessary in order to execute, deliver and perform its obligations hereunder and thereunder to consummate the Transactions.

(b) The Company Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and its shareholders. Subject to the Company Shareholder Approval, no other corporate proceedings on the part of the Company Entities (including any action by the Company Board or holders of Equity Interests of the Company Entities) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is or will be a party and to consummate the Transactions. The Company SHA Approval has been obtained by the Company in accordance with applicable Laws, the Company Articles and the Company SHA.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Company Governing Documents and the Company SHA, each as in effect on the date hereof have been made available to APHC, and the Company is not in violation of the Company Governing Documents or the Company SHA.

(d) Each Company Subsidiary: (i) is duly organized, validly existing and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of its jurisdiction of organization; (ii) has all requisite corporate, partnership, limited liability company or other organizational, as applicable, power and authority to own, lease and use its properties and assets and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except, in each case, where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Subsidiaries are in violation of their respective Governing Documents in any material respect.

3.2 Noncontravention. Except for receipt of the Company Shareholder Approval and the filings pursuant to Article II and Section 7.6, the execution, delivery and performance of this Agreement by the Company and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions, do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon the Company Shares or any other Equity Interests of the Company Entities, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Material Contract or material Lease, (ii) any Company Governing Document or the Company SHA, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Company Entities are bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have a Material Adverse Effect.

3.3 Capitalization.

(a) As of the date hereof, (i) 60,764,711 Company Ordinary Shares are issued and outstanding, (ii) 182,977,473 Company Preference Shares are issued and outstanding, of which 10,118,760 shares are designated as Company Series A Preferred Shares, 60,549,235shares are designated as Company Series B Preferred Shares, 54,675,890 shares are designated as Company Series C Preferred Shares, 57,633,588 Company Series D Preferred Shares have been subscribed for, and are being registered with, the Finnish Trade Register, (iii) 39,359,180 Company Ordinary Shares are underlying outstanding Company Equity Awards, of which 28,920,733 Company Ordinary Shares are underlying Company Equity Awards that are vested as of such date and 10,438,447 Company Ordinary Shares are underlying outstanding Company Equity Awards that are not vested as of such date, (iv) 8,772,535 Company C Preferred Shares are subject to be issued upon exercise of, or underlying outstanding, Company Warrants, and (v) 835,185 Company B Preferred Shares are subject to be issued pursuant to the Kreos Warrants. As of the date of this Agreement, except for (i) exercised Company Equity Awards where the issuance of Company Ordinary Shares is pending either approval by the Company Board or registration at the Finnish Trade Register, and (ii) exercised Company Warrants where the issuance of Company Preference Shares is pending either approval by the Company Board or registration at the Finnish Trade Register, all issued and outstanding Company Shares are duly authorized, validly issued, fully paid and are registered on the books of the Company in the name of the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. All shares that may be issued upon the settlement of outstanding equity awards or Company Equity Awards, Company Warrants or Kreos Warrants will be, when issued, paid for and registered with the Finnish Trade Register, duly authorized, validly issued and fully paid.

(b) All Company Shares are registered with the Finnish Trade Register and represent 100% of the issued and registered share capital of the Company. No share certificates have been issued with respect to the Company Shares. With respect to the Company Shares, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate copy of the shareholder register of the Company referred to in the Finnish Companies Act as of the date of this Agreement (including information on the address and country of residence of each shareholder as required by the Finnish Companies Act) and such shareholders’ register correctly reflects information received by the Company from its shareholders regarding the country of residence of the shareholders. With respect to each Company Equity Award, Company Warrant, and Kreos Warrants, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate list as of the date of this Agreement of the name of the holder of each Company Equity Award, Company Warrant, or Kreos Warrants (including information on the country of residence of each such holder), the Company Shares (number and class) to which such Company Equity Award, Company Warrant, or Kreos Warrants entitles the holder, and the grant date, vesting schedule and exercise price, if applicable, with respect to each Company Equity Award, Company Warrant, or Kreos Warrants and the number of vested and unvested instruments. With respect to the capitalization of the Company, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate description of the holding of all Equity Interests in the Company (by holder, class, and vested and unvested interests, and on a non-fully and fully diluted basis). Updates as of the Closing Date of the above-mentioned register, list and description which the Company shall provide to APHC and Irish Holdco on or prior to the Closing, set forth true, complete and accurate information on such items as of the Closing Date. Except as set forth in Section 3.3(a), there are no Equity Interests of any kind of the Company authorized or outstanding. The shareholder register and the list of the holders of the Company Equity Awards, Company Warrants, and Kreos Warrants included in the Company Disclosure Letter correctly reflect information received by the Company from its shareholders and holders of the Company Equity Awards, Company Warrants, and Kreos Warrants regarding the country of residence. The Company has fewer than a total of 150 shareholders and holders of Company Equity Awards, Company Warrants, and Kreos Warrants in any one EU member state who are non-qualified investors as provided in the EU Prospectus Regulation.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Letter:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Equity Interests of the Company or its Subsidiaries, including Company Shares;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, including the Company Shares;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests, including the Company Shares;

(iv) other than statutory rights provided under the Finnish Companies Act and as provided under the Company SHA, there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company or its Subsidiaries, including the Company Shares;

(v) There are no outstanding or authorized Company Equity Awards, or other securities, whether actual or derivative, and whether structured as performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units or dividend equivalents, profit participation or similar rights or obligations of the Company or its Subsidiaries;

(vi) the Company has not violated in any material respect any applicable Laws, or to the Knowledge of the Company, any material preemptive or similar rights created by applicable Law (to the Knowledge of the Company as to Laws other than the Laws of Finland and the United States of America), Company Governing Documents or Contracts to which the Company or its Subsidiaries is a party, in connection with the offer, sale or issuance of any of Equity Interests of the Company or its Subsidiaries, including Company Shares; and

(vii) other than pursuant to applicable Law, the Company SHA and the EIB Loan, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company or its Subsidiaries.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of organization, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(d) of the Company Disclosure Letter, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any equity or other security interest in any other Person. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens (other than Permitted Liens).

(e) Except for the Subsidiary Shares, there are no equity securities of any class of any of the Company’s Subsidiaries or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other contractual rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any of the Company’s Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any of the Company’s Subsidiaries. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other Equity Interests of any of the Company’s Subsidiaries.

3.4 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and delivered to APHC (i) the audited consolidated financial statements as described in Section 3.4(b) consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2020 and related notes, accompanied by an audit report of the Company’s independent public accountants (the “Audited Financial Statements”); and (ii) the unaudited consolidated IFRS financial statements as described in Section 3.4(b) consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal year ended September 30, 2021 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been derived from the books and records of the Company and its Subsidiaries. The (i) Audited Financial Statements have been prepared in all material respects in accordance with FAS (Finnish Accounting Standards) applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto) and (ii) Unaudited Financials have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto). The Financial Statements fairly present, in all material respects, the financial condition as of the respective dates thereof and the operating results of the Company Entities for the periods covered thereby.

(c) The Closing Company Audited Financial Statements and any Closing Company Unaudited Financial Statements will be derived from the books and records of the Company and its Subsidiaries. The Closing Company Audited Financial Statements, together with any Closing Company Unaudited Financial Statements, will (i) be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Entities as of dates thereof and for the periods indicated therein, all in accordance and compliance with U.S. GAAP and applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of any Closing Company Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K of the SEC, as applicable. No financial statements other than those consolidated financial statements of the Company Entities are required by U.S. GAAP to be included in the Closing Company Audited Financial Statements.

(d) Each of the independent auditors of the Company, with respect to their reports as have been included in the Audited Financial Statements, and as will be included in the Closing Company Audited Financial Statements, is and will be, as applicable, an independent registered public accounting firm within the meaning of the Securities Act and Exchange Act and the applicable rules and regulations adopted by FAS with respect to the Audited Financial Statements and the SEC and the PCAOB with respect to the Closing Company Audited Financial Statements. The Closing Company Audited Financial Statements will be audited in accordance with the standards of the PCAOB.

(e) The Company maintains internal accounting controls that are sufficient to provide reasonable assurances: (i) that transactions are executed in accordance with management’s general or specific authorizations in all material respects; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with FAS, IFRS or U.S.

GAAP (as applicable) and to maintain asset accountability; (iii) any material information concerning the Company Entities is timely communicated to management responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements as appropriate; and (iv) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the applicable accounting standards.

(f) None of the Company Entities has identified or been made aware of (and none of their employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Entities, (ii) any fraud, whether or not material, that involves the Company Entities’ management or other employees or Affiliates who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Entities, or (iii) any claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter.

(g) The Company Entities have no Liabilities of the type required to be set reflected or reserved for on a consolidated balance sheet of the Company Entities prepared in accordance with IFRS or FAS, as the case may be, other than Liabilities (i) set forth in or reserved against in the Financial Statements or notes thereto, (ii) that have arisen in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements, or (iii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions.

(h) The Company Entities do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.5 Absence of Certain Developments. Except as contemplated by this Agreement, since September 30, 2021 to the date of this Agreement, (a) the Company Entities have conducted their business in the Ordinary Course of Business in all material respects (except (i) in connection with the execution and delivery of this Agreement and the consummation of the Transactions and the issuance of the Company Series D Preferred Shares and related actions, or (ii) as required by applicable Laws, including COVID-19 Measures), (b) there has not been any Material Adverse Effect, and (c) the Company Entities have not taken any action or failed to take any action that would, if taken or failed to be taken after the date of this Agreement, would constitute a breach, or require APHC’s consent, under clauses (ii), (v), (vii), (viii), (ix), (xi), (xix), or (xx) of Section 6.1(b).

3.6 Real Property.

(a) The Company Entities do not own, or otherwise have an interest in, any real property or premises, including under any Lease, sublease, space sharing, license or other occupancy agreement.

(b) Set forth on Section 3.6(b) of the Company Disclosure Letter is a correct and complete list (with the address) of all Leases of the Company Entities as of the date of this Agreement. With respect to each of the Leases: (i) the Company Entities do not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Company Entity’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed in any material respect, (iii) the Company has made available to APHC a correct and complete copy of all Leases; and (iv) the Company Entities are not in material default under any such Lease nor, to the Knowledge of the Company, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by them or by any other party to such Lease.

(c) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities.

(d) Each Leased Real Property: (i) has been used, operated and maintained in accordance and in all material respects with the applicable Leases and otherwise in all material respects in accordance with all applicable Laws, and (ii) is supplied with utilities and other services reasonably necessary for the operation of such Leased Real Property by the Company as currently conducted.

3.7 Tax Matters.

(a) The Company and its Subsidiaries have timely filed all Income Tax Returns and other material Tax Returns required to be filed by them pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company and its Subsidiaries are correct and complete in all material respects, have been prepared in material compliance with all applicable Laws, and accurately set forth all items to the extent required to be reflected or included in such Tax Returns. All material Taxes due and payable by the Company and its Subsidiaries have been timely paid (whether or not shown as due and payable on any Tax Return). The Company and its Subsidiaries have duly maintained all records in relation to Taxes which they are required to maintain by law.

(b) All material transactions and agreements entered into by the Company or its Subsidiaries with each other, their shareholders or any of their respective Affiliates have been made on terms and conditions which do not in any material way deviate from what would have been agreed between independent parties (i.e., at an arm’s length).

(c) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to the business of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has received any notice from the IRS or other relevant Tax Authority proposing any such adjustment or change. The Company and each Subsidiary are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business. None of the transactions between the Company or any Subsidiaries of the Company and other related Persons is subject to any material adjustment, apportionment, allocation nor recharacterization under any Law, and all such transactions have been effected on an arm’s length basis.

(d) The Company and its Subsidiaries have timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(e) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns, or pay Tax, that the Company or any such Subsidiary (as applicable) is or may be subject to taxation, or required to file Tax Returns in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns made available to APHC reflect all of the jurisdictions in which any Company Entity is required to file Tax Returns or remit Tax.

(f) Neither the Company nor any of its Subsidiaries is currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to the Company or any Subsidiary, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company or any of its Subsidiaries.

(g) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or any of its Subsidiaries or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company or any of its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company or any of its Subsidiaries following September 30, 2021.

(h) Neither the Company nor any of its Subsidiaries, or its legal predecessors, has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which one of the principal purposes was the avoidance of or the reduction in or the deferral of a liability to Tax or change of income type for Tax purposes. The recipient of any payment made by any Company Entity, or its legal predecessors, has been the beneficial owner of such income.

(i) No stock option under the Equity Incentive Plans has an exercise price that has been or may have been less than the fair market value of a Share as of the date such stock option was granted.

(j) The Company or any of its Subsidiaries, or its legal predecessors, has at all times been resident in the jurisdiction of its incorporation for Tax purposes and is not and has not at any time been treated or claimed by a tax authority to be treated as resident in, or as having an office, place of management, permanent establishment, permanent representative, or fixed place of business in, any other jurisdiction for Tax purposes, except for the Company’s permanent establishment in Sweden. Neither the Company nor any of its Subsidiaries, or its legal predecessors, has been notified by any Governmental Entity that it is or may be subject to taxation by, or required to file Tax Returns in, a jurisdiction where it does not pay any taxes or file any Tax return, nor subject to exit taxation (including but not limited due to transfer of tax residence on the basis of place of management or place of effective management in another jurisdiction or termination of taxation power of a jurisdiction on assets or business) in Finland or any other country.

(k) Neither the Company nor any of its Subsidiaries, or its legal predecessors, has ever been a member of an affiliated group filing a consolidated, joint, unitary, or combined Tax Return other than any such group the common parent of which was the Company or such Subsidiary, and has no Liability for Taxes of any other Person (whether arising under contract, by operation of Law, by reason of being a successor or transferee, or otherwise), other than pursuant to an Ordinary Course Tax Sharing Agreement.

(l) The Company and its Subsidiaries, or its legal predecessors, have accurately and timely complied with all applicable regulatory notifications and other liabilities towards any Tax authorities, including but not limited to, any reportable arrangements under EU Directive 2011/16 on mandatory disclosure and exchange of cross-border tax arrangement (“DAC6”), and Foreign Account Tax Compliance Act of the United States of America (“FATCA”).

(m) The Company or any of its Subsidiaries, or its legal predecessors, has correctly handled any Tax, social security, insurance, reporting, registration, employment, visa, work permit, immigration or similar obligations in any jurisdictions where they may have or have had employees.

(n) Neither the Company nor any of its Subsidiaries “participate” or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period), or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Neither the Company nor any Subsidiary has ever been or ever owned any (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”) or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and (iii) neither the Company nor any of its Subsidiaries expects to be classified as a CFC or as a PFIC in the year of the Closing Date.

(p) There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(q) The Company and its Subsidiaries do not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Neither the Company nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(r) Since September 30, 2021, neither the Company nor any of its Subsidiaries has incurred a material liability for Taxes outside its Ordinary Course of Business, other than any such liability arising in connection with the transactions contemplated by this Agreement. The Financial Statements adequately reflect, and the Closing Company Audited Financial Statements will adequately reflect (in accordance with IFRS and U.S. GAAP, as applicable), in each case, as of the date thereof, the accrual of the Tax liability of the Company and its subsidiaries with respect to Pre-Closing Taxes that are not yet due or payable.

(s) The Company has made available to APHC true and correct copies of all material income or franchise Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years starting on September 30, 2016.

(t) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(u) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Company is not aware of any plan or intention to cause Irish Holdco to be liquidated (for U.S. federal income tax purposes) following the Merger.

(v) Neither the Company nor any of its Subsidiaries is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(w) Neither the Company nor any Subsidiary is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent the Company or any such Subsidiary is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(x) To the Knowledge of the Company, neither the Company nor any Subsidiary, or any legal predecessor, has been involved in any transaction or practice which is described in relevant guidance as, or as substantially similar to, a transaction, arrangement or practice which could be considered as Tax avoidance or Tax evasion. The Company and its Subsidiaries are in compliance with the law governing Taxes (including value added tax and the national laws implementing any provision of Council Directive (EU) 2016/116 of 12 July 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market and Council Directive (EU) 2017/952 of 29 May 2017 amending Directive (EU) 2016/1164 as regards hybrid mismatches with third countries).

(y) Neither the Company nor any of its Subsidiaries has within the two years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(z) The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(aa) The Company is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(bb) Pursuant to the Merger, to the Company’s Knowledge, each Company shareholder will receive Irish Holdco Ordinary Shares having a fair market value that is equal or approximately equal to the fair market value of the Company Shares surrendered by such Company shareholder.

(cc) To the Knowledge of the Company, there is no fact or circumstance that would cause Irish Holdco, following the Merger Effective Time, to either be a tax resident of a jurisdiction other than Ireland or to be a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(dd) Neither the Company nor any of its Subsidiaries constitutes a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, and none of the Company’s Subsidiaries constitutes an “expatriated entity” as defined in 7874(a)(2)(A) of the Code.

3.8 Contracts.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts to which a Company Entity is party or by which any of the Company Entities or their assets or properties are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any Contract pursuant to which a Company Entity is, as of the date of this Agreement, entitled to receive or obligated to pay more than EUR 0.5 Million in any fiscal year;

(ii) any Contract that requires a Company Entity to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii) except for covenants contained in the Company SHA, any Contract that limits or purports to limit the ability of the Company Entities to compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person;

(iv) any Contract requiring any future capital expenditures by a Company Entity, other than customer contracts entered into on an arm’s length basis in the Ordinary Course of Business, and where the Company’s obligations do not cause the Contract to be a Material Contract under clause (i) hereof;

(v) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of EUR 0.5 Million;

(vi) any Contract that provides for the indemnification or assumption of any Liability of any Person by a Company Entity (other than the Liability of another Company Entity) that is or would reasonably be expected to be material to the Company Entities, taken as a whole;

(vii) any Contract (A) that relates to any acquisition or disposition of any business, stock or assets of any Person or any real property by any Company Entity (whether by merger, sale of stock, sale of assets or otherwise) having a value in excess of EUR $1.0 million, or (B) pursuant to which a Company Entity has any material continuing earn out or similar contingent payment obligations in excess of EUR 0.5 Million;

(viii) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement involving a commitment by a Company Entity of more than EUR 0.5 Million;

(ix) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract including for use or distribution of the Company Products and Processes, Company Technology or services of the Company Entities (other than agreements with marketing agencies, resellers and channel partners entered into in the Ordinary Course of Business);

(x) any Contract relating to the development, manufacturing or distribution of the Company Products and Processes or Company Technology (other than Contracts between a Company Entity and a Contributor) that constitute licenses of Core IP;

(xi) any Contract involving any resolution or settlement of any actual or threatened Proceeding or that provides for any injunctive or other non-monetary relief, in each case, to the extent any Company Entity remains subject to material obligations under such Contract and is material to the Company Entities, taken as a whole;

(xii) any hedging, swap, derivative or similar Contract with a value in excess of EUR 0.5 Million;

(xiii) any collective bargaining agreement;

(xiv) any Contract with any (x) Material Supplier or (y) Material Customer;

(xv) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of EUR 250,000 and (B) not terminable upon 60 days’ notice or less without any material Liability to a Company Entity in excess of that required under applicable Law, or (y) Contract requiring the payment of any compensation by a Company Entity in excess of EUR 250,000 that is triggered solely as a result of the consummation of the Transactions;

(xvi) any Contract pertaining to Core IP (A) under which any Person licenses or provides to a Company Entity any Intellectual Property or Technology that is material to the Company Entities, taken as a whole (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology), other than Contracts for Shrink-Wrap Code or Publicly Available Software; or (B) pursuant to which a Company Entity has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses in object code form granted in the Ordinary Course of Business, including such licenses pursuant to the Company’s standard form end-user license agreement, and non-disclosure agreements entered into for purposes of enabling the counterparty to evaluate Company Technology;

(xvii) any Contract pursuant to which any Person (other than a Company Entity) has guaranteed the Liabilities of a Company Entity having a value in excess of EUR 0.5 Million;

(xviii) any Contract that constitutes or provides for a Company Affiliated Transaction;

(xix) any Lease relating to the Leased Real Property; and

(xx) any other Contract that is or would reasonably be expected to be material to the Company Entities, taken as a whole.

(b) The Company has made available to APHC correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto). Each Material Contract is in full force and effect and to the Knowledge of the Company is a valid and binding agreement enforceable against a Company Entity and any other party thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Neither the Company nor any other Company Entity nor, to the Knowledge of the Company, any other party to any Material Contract is in breach of or default under any Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect. Since September 30, 2021, no Company Entity has delivered a written notice to and no Company Entity has received a written notice from, a counterparty to any Material Contract that such Company Entity or counterparty, as applicable, intends to terminate the Material Contract. Since September 30, 2021, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or event of default by, or (ii) result in a right of termination for any Company Entity or, to the Knowledge of the Company, any other party under any Material Contract.

(c) Set forth on Section 3.8(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since September 30, 2021, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Company Entities or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company Entities. There have been no material disputes between a Company Entity and any Material Supplier or Material Customer since September 30, 2021.

(d) None of the Company Entities has been since the Lookback Date or is currently suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity (“Government Contracts”) and no suspension or debarment actions have been commenced or, to the Knowledge of the Company, threatened against any of the Company Entities or any of such Company Entity’s directors, officers or employees. None of the Company Entities has received any written notice that they are being audited (other than routine audits in the Ordinary Course of Business) or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Company Entities conducts (and has at all times conducted) their operations in material compliance with the requirements of all applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. The Company Entities do not currently have in effect, nor are they required to have in effect, any security clearances from any Governmental Entity in connection with the operation of their business.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property, (ii) all other Core IP, and (iii) any proceedings or actions pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which a Company Entity is or was in the past three (3) years a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement, misappropriation or other violation of any of the Intellectual Property set forth in Section 3.9(a) of the Company Disclosure Letter. The Company Intellectual Property set out in Section 3.9(a) of

the Company Disclosure Letter comprises a true, complete and accurate list of all Company Intellectual Property which is material to the business of the Company Entities as currently conducted and contemplated to be conducted. To the Knowledge of the Company, each item of Company Registered Intellectual Property is subsisting, valid and enforceable. The Company Entities have taken reasonable and appropriate steps, consistent with good business practice, to register, protect, maintain and safeguard the Company Intellectual Property of the Company Entities and have executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. All applications, filings, registrations, maintenance, renewals, fees and Taxes payable in respect of all Company Registered Intellectual Property have been made/paid when due and none is at the time of Completion outstanding, and each such item is currently in compliance with the requirements of applicable Laws (including payment of filing, examination, and maintenance fees and proofs of use). No Company Entity or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Registered Intellectual Property to be invalid, unenforceable or not subsisting.

(b) To the Knowledge of the Company, the Company Registered Intellectual Property and any other Core IP are either: (i) solely and exclusively owned (except where Appendix 3.9(a)(2) of the Company Disclosure Letter indicates that such ownership is not sole and exclusive) by the Company Entities, free and clear of all Liens other than Permitted Liens; or (ii) to the extent indicated in Appendix 3.9(a)(2) of the Company Disclosure Letter licensed by way of valid and enforceable license agreements to the Company Entities.

(c) To the Knowledge of the Company, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Company Entities as previously or currently conducted and as currently contemplated to be conducted by the Company Entities has not in the past six (6) years infringed, misappropriated or otherwise violated and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by the Company Entities or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. The Company Entities have not in the past three (3) years received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by the Company Entities infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor to the Knowledge of the Company has any Person asserted (or is reasonably likely to assert) any such right, title interest or encumbrance), including by means of an invitation to license, request for indemnification or other request that the Company Entities refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has in the past six (6) years infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(d) To the Knowledge of the Company, each of the Company Entities owns, has the sufficient rights (including, where applicable based on the relevant agreements, the rights of modification, development, maintenance, transfer, licensing and sale) to, and/or otherwise has the right to use (conferred pursuant to a valid and enforceable license) all of its Intellectual Property Rights necessary and sufficient to conduct the business of such Company Entity as conducted as at the date hereof, except where failure to have such rights would not have a Material Adverse Effect.

(e) Other than Intellectual Property licensed to a Company Entity under (i) licenses for the Publicly Available Software listed in Section 3.9(e) of the Company Disclosure Letter, (ii) licenses for Shrink Wrap Code and (iii) licenses listed in Section 3.8(a)(xvii) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Company Entities as currently conducted or as currently contemplated to be conducted by the Company Entities, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes, and where lack of ownership of such Intellectual Property would not reasonably result in a Material Adverse Effect.

(f) Subject to compliance with copyright licenses related to Publicly Available Software (to the extent such Publicly Available Software is utilized by the Company), all Intellectual Property Rights that have been created by the officers, employees or consultants of the Company Entities in the course of their employment/engagement by the Company Entities, are owned by the Company Entities and there are no existing or potential payment obligations outstanding to any present or former officers, employees or consultants of the Company Entities related to any Intellectual Property Rights.

(g) Except as specified in Section 3.9(g) of the Company Disclosure Letter, no Person other than a Company Entity possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Proprietary Software and neither the Company Entities nor any Person (including any escrow agent) acting on their behalf has disclosed, delivered or licensed, or agreed to disclose, deliver or license, to an escrow agent or any other Person any such source code, all of which is in the sole possession of the Company Entities and has been maintained as strictly confidential.

(h) Except for matters that would not reasonably be expected to result in a Material Adverse Effect, all Company Products and Processes and Company Technology, including each item of Software set forth in Section 3.9(a) of the Company Disclosure Letter, (i) conform and function, and are designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions set forth in Contracts to which any Company Entity is a party or in any other documents conveyed thereby to its customers, end users or other licensees, (ii) are in all material respects free of errors, bugs or defects which adversely affect, or may reasonably be expected to adversely affect, the value, functionality, or fitness for the intended purpose of such Company Products and Processes or Company Technology, (iii) do not contain any Contaminants or similar Software routines or hardware components, and (iv) is not and has not been subject to any claims asserted against the Company or, to the Knowledge of the Company, any of its customers, end users or distributors related to the

Company Products and Processes or Company Technology, nor, has there been any threats thereof. There have been, and are, no material claims threatened or asserted against the Company Entities nor, to the Knowledge of the Company, any of their customers related to the Company Products and Processes or Company Technology.

(i) Section 3.9(g) of the Company Disclosure Letter lists all Publicly Available Software that has been incorporated into, combined with or linked to any Company Software in any way, or from which any Company Software was derived. All such Publicly Available Software has been used by the Company Entities in compliance with the terms of the applicable license. The Company Entities have not used any Publicly Available Software in any manner that would or could, with respect to any Company Proprietary Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

(j) To the Knowledge of the Company, except with respect to Publicly Available Software (to the extent Publicly Available Software is used by the Company), no current or former director, officer, manager, founder, employee, contractor, consultant, Contributor, advisor, partner, Affiliate, shareholder, stockholder, agent or third-party representative of a Company Entity (or Person it currently intends to hire) has created or developed, in whole or in part, any Intellectual Property used by or necessary for the Company Entities prior to, or outside the scope of, their employment or engagement by the Company Entities and no such Person was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, the Company Entities to a former or current (other than a Company Entity) employer, or other Person, nor is the ownership of any Company Intellectual Property otherwise affected by the prior or current (to a Person other than a Company Entity) employment or engagement of any such Person.

(k) Except as specified in Section (k)3.9(k) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect, each (a) current or former employee or founder of the Company Entities, (b) current or former consultant or contractor of the Company Entities, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes for or on behalf of the Company Entities) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with a Company Entity that (y) assigns to the Company Entities all of its right, title and interest in and to the Intellectual Property and Company Products and Processes created, invented or developed for or on behalf of the Company Entities (including the right to further develop, modify, amend and the right to license or transfer such Intellectual Property) and sufficient compensation has been paid to the respective Contributors as necessary to prevent such Contributors from having ownership rights in such Intellectual Property in accordance with applicable Laws and (z) covenants not to disclose to any person, or make use of, confidential information of any Company Entity other than in the good faith conduct of the business of such Company Entity. The Company Entities have the right to license shared copyrights under the applicable open source licenses in the normal course of their business as currently conducted. No shared copyright code has been or will be distributed in violation of the terms under which such code may be distributed. Without limiting the foregoing, there are not any past or pending or, to the Knowledge of the Company, any threatened in writing claims or assertions against the Company Entities from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and the Company Entities have not received any written complaint, claim, demand, or notice in relation thereto).

(l) The Company Entities have taken all reasonable measures to protect the confidentiality of all Trade Secrets of the Company Entities or any third party that has provided any Trade Secrets to the Company Entities. To the Knowledge of the Company, no such Trade Secret has been disclosed by the Company Entities to any Person, other than in the Ordinary Course of Business to Persons who have executed binding confidentiality agreements. To the Knowledge of the Company, no Person has been or is in violation of any such binding confidentiality agreements.

(m) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any Company Intellectual Property or Company Product or Process by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any of the Company Intellectual Property; (iv) by the terms of any Contract, a (A) reduction of any royalties, revenue sharing, or other payments that any of the Company Entities would otherwise be entitled to with respect to any Company Intellectual Property or (B) the right to receive, or an increase of, any royalties or other payments from any of the Company Entities with respect to any Company Intellectual Property; or (v) the obligation of any of the Company Entities to repay or reimburse any other Person for any grant.

(n) To the Knowledge of the Company, each of the Company Entities owns or, pursuant to a written agreement, has a right to use each element of the IT Assets, and all IT Assets have been properly maintained by technically competent personnel, in accordance standards set by the manufacturers or otherwise in accordance with applicable industry standards, to ensure proper operation, monitoring and use. The IT Assets are sufficient in all material respects for the operation of the business of the Company Entities as currently conducted and, with additions to IT Assets to accommodate planned growth, as contemplated to be conducted by the Company Entities. If any person providing maintenance or support services for the IT Assets fails to do so, the Company Entities have all necessary rights and information to procure the carrying out of such services by their employees or by a third party.

(o) The Company Entities have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal Information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. Each of the Company Entities has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company Entities without material disruption to, or material interruption in, the conduct of the business of the Company Entities. The Company Entities have carried out the penetration tests and vulnerability assessments to identify information security threats relating to the IT Assets specified in Section 3.10(o) of the Company Disclosure Letter. The Company Entities have in place the disaster recovery and security plans, procedures and facilities specified in Section 3.9(o) of the Company Disclosure Letter. During the two years prior to the date hereof, the businesses of the Company Entities have not been materially interrupted or hindered in their operation by defects in or failures of the IT Assets, and to the Knowledge of the Company there are currently no material defects in the IT Assets which interrupt or hinder the business and operations of the Company Entities.

(p) To the Knowledge of the Company, and except for contributions to Publicly Available Software and as specified in Section 3.9(p) of the Company Disclosure Letter, no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for the Company Entities and no such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by the Company Entities.

3.10 Data Security; Data Privacy.

(a) The Company Entities have not: (i) experienced any material unauthorized intrusion or breach of the security of the IT Assets, any material loss, theft or unauthorized access to or misuse of data (including Personal Information) or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets, and (ii) received any written notices, written claims or written complaints from any Person regarding any of the foregoing. To the Knowledge of the Company, no disclosure of any data or network security breach has been or should have been made by a Company Entity under Privacy Laws or to any Governmental Entity. To the Knowledge of the Company, the Company Entities and their Processing of Personal Information are and have been in compliance in all material respects with the Privacy and Data Security Requirements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions, will result in any violation of any Privacy and Data Security Requirements.

(b) The Company Entities have not received any requests from any Person (other than inquiries from the Person to whom such Personal Information pertains) for access to the Personal Information stored by or on behalf of the Company Entities or any written complaint, claim, warning, demand, investigation, inquiry or other notice from any Person (other than access or deletion requests from the Person to whom such Personal Information pertains), including any Governmental Entity regarding any such Personal Information, and no enforcement notices or audit requests have been served on the Company Entities, nor are the Company Entities subject to any Order, nor is any Order pending or, to the Knowledge of the Company, threatened, in each case relating to Personal Information or the Company Entities’ compliance with the Privacy and Data Security Requirements.

3.11 Information Supplied. Subject to APHC and Irish Holdco’s compliance with their obligations under Section 7.8(b), none of the information supplied by or on behalf of the Company Entities for inclusion or incorporation by reference: (a) any current report of APHC on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the Transactions; (b) in the Registration Statement or Proxy Statement; or (c) in the mailings or other distributions to APHC Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c) (collectively, the “Transaction Filings”), will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing sentence, the Company Entities make the foregoing representation and warranty as to the information contained or incorporated by reference in, or omitted from, any Transaction Filings, only with regard to and in conformity with the information specifically furnished in writing by or on behalf of the Company Entities (including any amendment thereto) for inclusion or incorporation by reference therein, and is not made by the Company Entities with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of APHC, Irish Holdco or any of their respective Affiliates or representatives for inclusion or incorporation by reference therein, or any projections or forecasts included therein.

3.12 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company Entities or, to the Knowledge of the Company, any director, officer or employee of a Company Entity (in their capacity as such), in each case that would reasonably be expected to have a Material Adverse Effect. Neither the Company Entities nor any property, asset or business of the Company Entities is subject to or bound by any Order that would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by the Company Entities against any other Person.

3.13 Brokers. The Company Entities do not have any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of the Company Entities or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

3.14 Labor Matters.

(a) The Company has made available to APHC, a complete list of all employees of the Company Entities as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s name (or, where prohibited from providing a name by applicable Law, an anonymized identifier), title or job description, job location, law governing the employment relationship, base salary or hourly wage rate, as applicable, holiday entitlement, pension benefits, any bonuses paid with respect to the last year and the particulars of all profit sharing, incentive and bonus arrangements to which a Company Entity is a party, (ii) date of hire and applicable period of notice, (iii) leave status (including type of leave, and expected return date, if known), (iv) visa status and (v) eligibility to any fringe benefits. As of the date hereof, all employees of the Company Entities are legally permitted to be employed by the Company Entities in the jurisdiction in which such employees are employed in their current job capacities. The terms of employment of the employees of the Company Entities correspond in all material respects to the terms and conditions of the employment contract templates made available to APHC by the Company, except to the extent individual employment agreements with differing terms have been provided.

(b) No Company Entity is a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Company Entities, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company Entities. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes, pending or, to the Knowledge of the Company, threatened against the Company Entities, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of a Company Entity, has made a written demand for recognition or certification with respect to any employees of the Company Entities, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of a Company Entity, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Company Entities.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, annual holiday, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal employment opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, employee notification about plant closures and mass layoffs (including the WARN Act and the Finnish Act on Co-operation within Undertakings), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company Entities by any current or former employee or independent contractor of the Company Entities and since the Lookback Date, the Company Entities have not implemented any plant closing or mass layoff triggering notice requirements under the WARN Act or the Finnish Act on Co-operation within Undertakings, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Company Entities.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, since the Lookback Date, (i) the Company Entities have withheld and reported all amounts required by all applicable Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments that have become due and payable to employees; (ii) the Company Entities have not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company Entities have paid in full to all employees, consultants, independent contractors and directors of the Company Entities all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Company Entities; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to the Company Entities, and has been classified as an independent contractor, consultant, leased employee, or other nonemployee service provider has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e) The Company has made available to APHC, a complete and correct set of all available written agreements with its current individual independent contractors and Persons that have a consulting or advisory relationship with the Company Entities.

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of a Company Entity is, with respect to his or her employment by or relationship with a Company Entity, in material breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to a Company Entity; or (ii) owed to any third party with respect to such Person’s employment or engagement by a Company Entity. As of the date of this Agreement, no senior executive has provided written notice of any present intention to terminate his or her relationship with the Company Entities within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Company Entities have used reasonable best efforts to investigate all allegations or actual notice of sexual harassment, discrimination, or retaliation which have been reported by employees, if any. With respect to each such allegation, the Company Entities have taken corrective action that is reasonably calculated to prevent further improper conduct, if any. The Company Entities have not had, and do not reasonably expect any material Liabilities with respect to any such allegations, if any.

(h) The Company Entities have not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to APHC correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed; (v) all current related material insurance Contracts, trust agreements or other funding arrangements; and (vi) with respect to each material Company Employee Benefit Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee or individual service provider of the Company whose principal work location is outside of the United States (the “International Company Benefit Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (iii) above issued by a Governmental Entity relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code, any similar state, local or foreign Law or a Company Employee Benefit Plan’s individual conversion rights and for which the covered Person pays the full cost of coverage, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code, any similar state, local or foreign Law or a Company Employee Benefit Plan’s individual conversion rights.

(c) No Company Employee Benefit Plan is, or has been within the six (6) years immediately preceding the date hereof (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or (iii) any other plan that is subject to Title IV of ERISA. During the six (6) years immediately preceding the date hereof, neither the Company Entities nor any ERISA Affiliate has (A) sponsored, participated in, contributed to, or had an obligation to contribute to, or had any Liability under or with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or (B) incurred or, to the Knowledge of the Company, reasonably expects to incur any Liability pursuant to Title IV of ERISA.

(d) To the Knowledge of the Company, each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of a Company Entity in such plan that would reasonably be expected to cause the loss of the tax qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No Company Entity has, nor to the Knowledge of the Company, has any other Person, engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Company Entities. No Company Employee Benefit Plan is under audit or is the subject of a pending or ongoing investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened. The Company Entities have not incurred (whether or not assessed), nor are reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections

6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of a Company Entity in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by the Company Entity have been timely made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Company Entity for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan (except as expressly contemplated by this Agreement), (ii) increase the amount or value of any compensatory benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such compensatory benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company Entities to any current or former officer, employee, director or independent contractor.

(g) The treatment of Company Equity Awards contemplated in Section 2.7 is consistent with the terms of the applicable Equity Incentive Plans and award agreements and governing law, and no holder of a Company Equity Award has any right or entitlement to treatment upon the consummation of the transactions contemplated hereunder that is inconsistent with Section 2.7.

(h) No current or former officer, employee, director or individual independent contractor of the Company Entities has any right against the Company Entities to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(i) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Company Entities have not agreed to pay, gross up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Company Entities for any Tax imposed under Section 4999 of the Code.

(j) Each International Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Company Benefit Plan has material unfunded liabilities that as of the Merger Effective Time will not be offset by insurance or accrued in accordance with U.S. GAAP. Except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any International Company Benefit Plan at any time for any reason without material liability to the Company and its Subsidiaries (other than ordinary notice and administration requirements and expenses, previously accrued liabilities and routine claims for benefits). Each International Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and each International Company Benefit Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

3.16 Insurance. The Company Entities have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company Entities) in amounts and scope of coverage as the Company reasonably believes to be customary for companies of a similar nature and size operating in the industries in which the Company Entities operate (the “Insurance Policies”). Section 3.16 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Company Entities as of the date of this Agreement. As of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Company Entities as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company Entities have not received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company Entities as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Company Entities are not in breach or default under, nor have they taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under any Insurance Policy. All premiums due on the Insurance Policies have been paid in accordance with the terms of such Insurance Policy. During the twelve (12) months prior to the date of this Agreement, there have been no material claims by or with respect to the Company Entities under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.17 Compliance with Laws; Permits. Except with respect to Tax matters (which Tax matters are the subject of the representations in Section 3.7)

(a) (i) The Company Entities are and have been since the Lookback Date, in compliance with all Laws and Orders applicable to the Company Entities or conduct of the business of the Company Entities and (ii) no uncured written notices have been received by the Company Entities since the Lookback Date from any Governmental Entity or, to the Company’s Knowledge, any other Person alleging a violation of any such Laws or Orders, except (in the case of both clauses (i) and (ii)) where the failure to be in compliance or violation of any such Law would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such allegations are, to the Knowledge of the Company, threatened against the Company Entities.

(b) The Company Entities hold all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”), except where the failure to have such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Entities are in compliance with the terms and conditions of such Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the Transactions, except where the failure of which or the termination of such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Permit, except where such condition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.18 Title to Assets; No Bankruptcy; Sufficiency of Assets.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company Entities have good and marketable title to, rights to use or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible or intangible assets, properties and rights (collectively, the “Assets”), in each case free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under any Leases. All such tangible Assets are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used, except as would not, individually or in the aggregate, be expected to be material to the Company Entities, taken as whole.

(b) The Company Entities are not the subject of any bankruptcy, dissolution, liquidation, reorganization, corporate restructuring or similar Proceeding.

(c) Except as would not be expected to be material to the Company Entities, taken as whole, the Assets include all properties, assets and rights (i) used or held for use in connection with the operations of the business of the Company Entities and (ii) necessary and sufficient for the operations of the business of the Company Entities as currently conducted.

3.19 Anti-Corruption Compliance. No Company Entity nor, to the Company’s Knowledge, any director, officer, manager, employee, agent or third-party representative of a Company Entity (acting in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, or (ii) violated, conspired to violate, or aided and abetted the violation of any Anti-Corruption Laws. There are no pending, and since the Lookback Date there have not been any, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (A) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (B) any other violation of any Anti-Corruption Law.

3.20 Anti-Money Laundering Compliance.

(a) The Company Entities are in compliance with any applicable Anti-Money Laundering Laws and maintain procedures reasonably designed to prevent money laundering and otherwise to promote compliance with all applicable material Anti-Money Laundering Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company Entities or, to the Knowledge of the Company, any of their directors, officers, managers, or employees.

3.21 Affiliate Transactions(a) . Except for (a) employment relationships and compensation and benefits, including any Company Benefit Plans in the Ordinary Course of Business, (b) transactions with any employer or portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, (c) Contracts with respect to any Interested Party’s status as an equityholder of any Company Entity disclosed on Section 3.21 of the Company Disclosure Letter, (d) customary director and officer agreements entered into in the Ordinary Course of Business, or (e) as otherwise disclosed on Section 3.21 of the Company Disclosure Letter, (x) there are no transactions, agreements, arrangements, understandings or Contracts between any of the Company Entities, on the one hand, and any Interested Party, on the other hand, and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord of, any Company Entity (other than in connection with ownership of less than five percent (5%) of the shares or stock of a publicly traded company) (such Contracts or transactions described in clauses (x) and (y), “Company Affiliated Transactions”).

3.22 Compliance with Applicable Sanctions and Embargo Laws.

(a) To the Knowledge of the Company, neither the Company Entities nor any of their directors, officers, managers, employees or agents, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company Entities; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Company Entities.

(b) To the Knowledge of the Company, there are no formal legal, regulatory, or administrative Proceedings, filings, Orders, governmental investigations, alleging any violations by the Company Entities of the Trade Control Laws.

3.23 Environmental Matters.

(a) Since the Lookback Date, the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in a Material Adverse Effect.

(b) Since the Lookback Date, the Company and its Subsidiaries possess, and have been and are in compliance (except any noncompliance that would not reasonably be expected to result in a Material Adverse Effect) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company or its Subsidiaries.

(c) Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice alleging noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in a Material Adverse Effect.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising from the Release or presence of or exposure to Hazardous Substances pursuant to Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Order pursuant to Environmental Law or (ii) has assumed by Contract any material Liabilities or obligations pursuant to Environmental Laws.

(f) To the Knowledge of the Company, there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the real property or premises currently or formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in a material Liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by, APHC all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Substances and pertaining to (i) the activities and operations of the Company or its Subsidiaries, or (ii) the real property or premises currently or formerly owned or operated by the Company or any of its Subsidiaries.

3.24 Foreign Direct Investment Monitoring. To the Knowledge of the Company, the operations of any of the Company Entities, independently, as a sub-supplier, or otherwise, are not nor have during the past five years been of such kind which would render any of the Company Entities as an entity subject to mandatory transaction pre-screening for the purposes of the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended) in Finland, and none of the Company Entities has or has had agreements or arrangements with any of the following: the Finnish Defence Forces, the Finnish Border Guard, the Finnish Ministry of Defence, the Police of Finland, the Finnish Customs, the Finnish National Security Authority, the Finnish National Emergency Supply Agency, or the Finnish Transport and Communications Agency.

3.25 Investigation; No Other Representations. The Company hereby acknowledges that, except as expressly provided in Article IV and Article V or in any certificate delivered pursuant hereto or thereto, none of APHC, Irish Holdco or Merger Sub nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to the Company or their Affiliates or representatives or any other Person, with respect to the Transactions, APHC, Irish Holdco or Merger Sub or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by APHC, Irish Holdco or Merger Sub in Article IV and Article V or in any certificate delivered pursuant hereto or thereto, none of APHC, Irish Holdco or Merger Sub or any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, at law or in equity, with respect to: (A) the information distributed or made available to the Company Entities or any of their respective Affiliates or representatives by or on behalf of APHC, Irish Holdco or Merger Sub in connection with this Agreement and the Transactions; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to the Transactions or any of the Parties or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. The Company hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article IV and Article V or in any certificate delivered pursuant hereto or thereto. The Company hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Transactions, the Parties and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination the Company has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of APHC, Irish Holdco and Merger Sub expressly set forth in Article IV and Article V or in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the APHC, Irish Holdco or Merger Sub shall not be limited in any respect in the event of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF APHC

Except as disclosed in (a) the APHC Disclosure Letter (subject to Section 10.13) and (b) the APHC SEC Documents filed with or furnished to the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such APHC SEC Documents) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any APHC SEC Document to the extent they are of a predictive or cautionary nature or related to forward-looking statements), APHC hereby represents and warrants to the Company as of the date hereof and as of the Closing, as follows:

4.1 Organization; Authority; Enforceability.

(a) APHC (i) is duly incorporated, validly existing, and in good standing, until the Domestication Merger, under the Laws of the Cayman Islands, (ii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have an APHC Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. APHC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and thereunder and to consummate the Transactions, subject to the Required APHC Vote.

(b) The APHC Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of APHC. Subject to the Required APHC Vote, no other corporate proceedings on the part of APHC are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is or will be a party and to consummate the Transactions.

(c) This Agreement has been duly executed and delivered by APHC and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of APHC, enforceable against APHC in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

4.2 Capitalization.

(a) The authorized share capital of APHC consists of (i) 500,000,000 APHC Class A Ordinary Shares, (ii) 50,000,000 APHC Class B Ordinary Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“APHC Preference Shares”). As of the date hereof, (A) 26,551,482 APHC Class A Ordinary Shares are issued and outstanding, (B) 6,637,870 APHC Class B Ordinary Shares are issued and outstanding, (C) no APHC Preference Shares are issued and outstanding, and (D) 8,850,494 public warrants of APHC entitling the holder thereof to purchase one (1) APHC Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per warrant (“APHC Public Warrants”) and 7,310,297 private placement warrants of APHC entitling the holder thereof to purchase one (1) APHC Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per warrant (“APHC Private Warrants” and, together with the APHC Public Warrants, the “APHC Warrants”) are issued and outstanding. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of APHC that are issued and outstanding (without giving effect to the APHC Share Redemption, the PIPE Investment, the Domestication Merger, or the conversion of APHC Class B Ordinary Shares to APHC Class A Ordinary Shares) as of the date hereof.

(b) Except as (x) set forth on Section 4.2(b) of the APHC Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the APHC Governing Documents:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which APHC is a party or which are binding upon APHC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) APHC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) APHC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of its Equity Interests; and

(v) APHC has not violated any applicable Laws or any preemptive or similar rights created by applicable Law, APHC Governing Documents or Contract to which APHC is a party in connection with the offer, sale or issuance of any of Equity Interests of APHC.

(c) All outstanding APHC Class A Ordinary Shares, APHC Class B Ordinary Shares and APHC Warrants are duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the APHC Governing Documents) or applicable Law. APHC does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

4.3 Brokers. Except as set forth on Section 4.3 of the APHC Disclosure Letter, APHC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of APHC, Irish Holdco, Merger Sub or any of their respective Affiliates, to pay a finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

4.4 Trust Account. As of the date of this Agreement, APHC has at least US $265,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of APHC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by APHC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by APHC. APHC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the APHC SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the APHC Shareholders who shall have exercised their rights to participate in the APHC Share Redemptions, (ii) the underwriters of APHC’s initial public offering, who are entitled to the Deferred Discount and (iii) APHC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to US $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings pending or, to the Knowledge of APHC, threatened with respect to the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the APHC Governing Documents and the Trust Agreement. APHC has performed all material obligations required to be performed by it, and is not in material breach or default under the Trust Agreement, and, to the Knowledge of APHC, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement by APHC. APHC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement. Upon the consummation of the Transactions (including the distribution of assets from the Trust Account to (A) the APHC Shareholders who shall have exercised their rights to participate in the APHC Share Redemptions, (B) the underwriters of APHC’s initial public offering, who are entitled to the Deferred Discount and (C) APHC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to US $100,000 of interest on such proceeds to pay dissolution expenses), APHC shall have no further obligation under either the Trust Agreement or the APHC Governing Documents to liquidate or distribute any assets held in the Trust Account, the funds remaining in the Trust Account will be available to APHC, and the Trust Agreement shall thereafter terminate in accordance with its terms.

4.5 APHC SEC Documents; Controls; Undisclosed Liabilities.

(a) Except as set forth on Section 4.5(a) of the APHC Disclosure Letter, APHC has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since May 6, 2021, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Exchange Act (including, to the Knowledge of APHC, all directors and applicable officers having made all required filings under Section 16 under the Exchange Act) (all such forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, together with any material amendments, restatements or supplements thereto, the “APHC SEC Documents”). As of their respective dates, each of the APHC SEC Documents, as amended to the date of this Agreement (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such APHC SEC Documents. None of the APHC SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of APHC, as of the date hereof, (i) there are no outstanding comments from the SEC with respect to the APHC SEC Documents and (ii) none of the APHC SEC Documents filed is subject to any ongoing SEC investigation or review that would reasonably be expected to have an APHC Material Adverse Effect.

(b) Since May 6, 2021, APHC has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any APHC SEC Document. Each such certification is correct and complete. APHC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning APHC is made known on a timely basis to the individuals responsible for the preparation of the APHC SEC Documents. As used in this Section 4.5(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC in accordance with the rules and regulations of the SEC.

(c) Except as set forth on Section 4.5(c) of the APHC Disclosure Letter, APHC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(d) The financial statements and notes contained or incorporated by reference in the APHC SEC Documents fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of APHC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance and compliance with: (i) U.S. GAAP; and (ii) applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable. APHC has no “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act that are not disclosed in the APHC SEC Documents. No financial statements other than those of APHC are required by U.S. GAAP to be included in the consolidated financial statements of APHC.

(e) Except as set forth on Section 4.5(c) of the APHC Disclosure Letter, APHC has not identified or been made aware of (and none of its employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by APHC, (ii) any fraud, whether or not material, that involves APHC’s management or other employees or Affiliates who have a role in the preparation of financial statements or the internal accounting controls utilized by APHC, or (iii) any claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter.

(f) APHC has no material Liabilities of the type required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP, other than Liabilities (i) set forth in or reserved against or otherwise reflected in the financial statements and notes thereto contained or incorporated by reference in the APHC SEC Documents, (ii) that have arisen in the Ordinary Course of Business since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the APHC SEC Documents and are not material in amount, or (iii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions.

4.6 Information Supplied. None of the information supplied by APHC for inclusion or incorporation by reference in the Transaction Filings will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided, mailed or filed, or that are otherwise included or incorporated by reference in the APHC SEC Documents or Transaction Filings) except that the foregoing representation or warranty is not made by APHC with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of the Company Entities or their Affiliates or representatives expressly for inclusion or incorporation by reference therein in writing, or any projections or forecasts included therein.

4.7 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of APHC, threatened against APHC or, to the Knowledge of APHC, any director, officer or employee of APHC (in their capacity as such), in each case that would reasonably be expected to have an APHC Material Adverse Effect. Neither APHC nor any property, asset or business of APHC is subject to or bound by any Order that would reasonably be expected to have an APHC Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by APHC against any other Person.

4.8 Listing. Prior to the Domestication Merger, the issued and outstanding APHC Units. APHC Class A Ordinary Shares and the APHC Public Warrants (the foregoing, collectively, the “APHC Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. Except as set forth in Section 4.8 of the APHC Disclosure Letter, APHC has not received any notice of non-compliance from the NYSE that is outstanding, and APHC has complied in all material respects with the applicable rules and regulations of the NYSE. Except as set forth in Section 4.8 of the APHC Disclosure Letter, there is no Proceeding or investigation pending or, to the Knowledge of APHC, threatened against APHC by the NYSE or the SEC with respect to any intention by such entity to deregister the APHC Public Securities or prohibit or terminate the listing of the APHC Public Securities on the NYSE. APHC has taken no action that is designed to terminate the registration of the APHC Public Securities under the Exchange Act.

4.9 Investment Company; JOBS Act. APHC is not required to be registered as an “investment company” and is not a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940. APHC is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of the 2012 JOBS Act.

4.10 Noncontravention. Except as set forth on Section 4.10 of the APHC Disclosure Letter and for the filings pursuant to Section 7.6 and Article II, the execution, delivery and performance of this Agreement by APHC and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any material Contract to which APHC is a party, (ii) any APHC Governing Document, or (iii) any Governmental Entity under or pursuant to any Law or Order to which APHC is bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have an APHC Material Adverse Effect.

4.11 Business Activities; Absence of Certain Developments.

(a) Since its incorporation, other than as described in the APHC SEC Documents, APHC has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the APHC Governing Documents, there is no Contract, commitment, or Order binding upon APHC or to which APHC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of APHC or any acquisition of property by APHC, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to APHC.

(b) Except for this Agreement and the Transactions, APHC has no interests, rights, obligations or Liabilities with respect to, and APHC is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. APHC has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) Since December 31, 2020 to the date of this Agreement, there has not been: (i) any APHC Material Adverse Effect; (ii) any change in the auditors of APHC; (iii) any revaluation by APHC of any of its assets, including, any sale of assets of APHC other than in the Ordinary Course of Business; or (iv) any action taken by APHC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

(d) APHC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of the APHC Disclosure Letter:

(a) APHC has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by APHC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. To the Knowledge of APHC, all material Taxes due and payable by APHC have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) APHC has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) To the Knowledge of APHC, no written claim has been made by a Taxing Authority in a jurisdiction where APHC does not file Tax Returns, or pay Tax, that APHC is or may be subject to taxation or required to file Tax Returns in, that jurisdiction which claim has not been settled or resolved.

(d) APHC is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to APHC, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against APHC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of APHC, no such deficiency has been threatened or proposed against APHC.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to APHC or extending a period of collection, assessment or deficiency for Taxes due from or with respect to APHC, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. APHC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of APHC that would have a material adverse effect on APHC following the date of the APHC Balance Sheet.

(f) APHC has at all times been resident in the jurisdiction of its incorporation for Tax purposes and is not and has not at any time been treated or claimed by a tax authority to be treated as resident in, or as having an office, place of management, permanent establishment, permanent representative, or fixed place of business in, any other jurisdiction for Tax purposes. APHC has not been notified by any Governmental Entity that it is or may be subject to taxation by, or required to file Tax Returns in, a jurisdiction where it does not pay any taxes or file any Tax return, nor subject to exit taxation (including but not limited due to transfer of tax residence on the basis of place of management or place of effective management in another jurisdiction or termination of taxation power of a jurisdiction on assets or business).

(g) APHC has accurately and timely complied with all applicable regulatory notifications and other liabilities towards any Tax authorities, including but not limited to, any reportable arrangements under EU Directive 2011/16 on mandatory disclosure and exchange of cross-border tax arrangement (“DAC6”), and FATCA.

(h) APHC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(i) APHC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. APHC is not and has not owned any (i) CFC or (ii) PFIC and (iii) does not expect to be classified as a CFC or as a PFIC in the year of the Closing Date.

(j) There is no Lien for Taxes on any of the assets of APHC, other than Permitted Liens.

(k) APHC has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). APHC is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(l) APHC is and has at all times since its incorporation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(m) APHC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. APHC is not aware of any plan or intention to cause Irish Holdco to be liquidated (for U.S. federal income tax purposes) following the Merger.

(n) APHC is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(o) APHC is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(p) APHC is not aware of any fact or circumstance that would cause Irish Holdco, following the Merger Effective Time, to either be a tax resident of a jurisdiction other than Ireland or to be a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(q) APHC is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

4.13 Affiliate Transactions. Except as disclosed in an APHC SEC Document or as set forth on Section 4.13 of the APHC Disclosure Letter, (a) APHC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of APHC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of APHC Capital Stock or equity interests of APHC or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, and (b) no Person described in the foregoing clause (a) (i) owes any amount to APHC or (ii) owns any material assets, tangible or intangible, of the business of APHC as operated as of the date hereof (collectively, “APHC Affiliated Transactions”). There are no outstanding APHC Working Capital Notes as of the date of this Agreement.

4.14 Compliance with Laws. APHC is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to APHC or to the conduct of the business of APHC, and no uncured written notices have been received by APHC from any Governmental Entity or, to the Knowledge of APHC, any other Person alleging a material violation of any such Laws or Orders. No such allegations are, to the Knowledge of APHC, threatened against APHC.

4.15 Investigation; No Other Representations. APHC hereby acknowledges that, except as expressly provided in Article III or in any certificate delivered pursuant hereto or thereto, none of the Company Entities nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to APHC or the Sponsor or their respective Affiliates or representatives or any other Person, with respect to any of the Company Entities or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by the Company in Article III or in any certificate delivered pursuant hereto or thereto, no Company Entity nor any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, with respect to: (A) the information distributed or made available to APHC or any of its Affiliates or representatives by or on behalf of the Company in connection with this Agreement and the Transaction; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to any of the Company Entities or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. APHC hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article III or in any certificate delivered pursuant hereto or thereto. APHC hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Company Entities and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination APHC has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company expressly set forth in Article III and those expressly set forth in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the Company shall not be limited in any respect in the event of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IRISH HOLDCO AND MERGER SUB

Each of APHC, Irish Holdco and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing, as follows:

5.1 Organization; Authority; Enforceability.

(a) Each of Irish Holdco and Merger Sub (a) is duly organized, incorporated or formed, validly existing, and in good standing under the laws of the state or country of its incorporation, (b) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have an Irish Holdco Material Adverse Effect, and (c) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Each of Irish Holdco and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and thereunder and to consummate the Transactions. Irish Holdco is, and as of the Closing will be, a corporate tax resident of Ireland.

(b) Each of Irish Holdco Board and Merger Sub Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of each of Irish Holdco and Merger Sub and their shareholders.

(c) This Agreement has been duly executed and delivered by Irish Holdco and Merger Sub and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of Irish Holdco and Merger Sub, enforceable against Irish Holdco and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of Irish Holdco and Merger Sub’s Governing Documents as in effect on the date hereof have been made available to the Company, and Irish Holdco and Merger Sub are not in violation of their Governing Documents.

(d) Merger Sub is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(e) Irish Holdco does not have any Subsidiaries other than Merger Sub. Except for Irish Holdco’s ownership of Merger Sub, neither Irish Holdco nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person.

5.2 Capitalization.

(a) Irish Holdco has, at the date of this Agreement, an authorized share capital of EUR 25,000, and an issued and outstanding share capital of 25,000 ordinary shares of €1.00 each, and immediately prior to the Domestication Merger Effective Time, will have an authorized share capital of US$5,010,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.01 each and 100,000,000 Preferred Shares with a nominal value of US$0.0001 and €25,000 divided into 25,000 ordinary shares with a nominal value of €1.00 each and an issued and outstanding share capital of 25,000 ordinary shares with a nominal value of €1.00 each. The authorized shares of stock of Merger Sub is 50,000 ordinary shares, par value US$1.00 per share, 1 of which is issued and outstanding. Irish Holdco owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(b) Except as set forth in this Agreement (including as set forth in Section 5.2(a)), the Ancillary Agreements or the Irish Holdco Governing Documents and the Merger Sub Governing Documents:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which Irish Holdco or Merger Sub is a party or which are binding upon Irish Holdco or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Irish Holdco nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Irish Holdco nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of its Equity Interests; and

(v) neither Irish Holdco nor Merger Sub has violated any applicable Laws or any preemptive or similar rights created by applicable Law, Irish Holdco Governing Documents or Merger Sub Governing Documents or Contract to which Irish Holdco or Merger Sub is a party in connection with the offer, sale or issuance of any of Equity Interests of Irish Holdco or Merger Sub.

(c) On or prior to the date of this Agreement, or substantially concurrently with the execution of this Agreement, APHC and Irish Holdco have entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Irish Holdco, Irish Holdco Ordinary Shares for an investment amount set forth in such PIPE Investor’s Subscription Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, APHC and Irish Holdco, and to the Knowledge of APHC and Irish Holdco, on each PIPE Investor party thereto, in accordance with their terms. Subject to the terms of their respective Subscription Agreements, the PIPE Investors will be obligated to fund their commitments concurrently with the Closing.

5.3 Information Supplied. None of the information supplied by Irish Holdco or Merger Sub for inclusion or incorporation by reference in the Transaction Filings will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided, mailed or filed, or that are otherwise included or incorporated by reference in any forms, reports, schedules, statements and other documents filed with the SEC in respect of Irish Holdco or Merger Sub or Transaction filings) except that no representation or warranty is made by Irish Holdco or Merger Sub with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of the Company Entities or their Affiliates or representatives expressly for inclusion or incorporation by reference therein in writing, or any projections or forecasts included therein.

5.4 Brokers. Neither Irish Holdco nor Merger Sub has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of the Irish Holdco or Merger Sub to pay a finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

5.5 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of Irish Holdco or Merger Sub, threatened against Irish Holdco or Merger Sub or, Knowledge of Irish Holdco or Merger Sub, any director, officer or employee of Irish Holdco or Merger Sub (in their capacity as such), in each case that would reasonably be expected to have an Irish Holdco Material Adverse Effect. Neither Irish Holdco or Merger Sub nor any property, asset or business of Irish Holdco or Merger Sub is subject to or bound by any Order that would reasonably be expected to have an Irish Holdco Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by Irish Holdco or Merger Sub against any other Person.

5.6 Noncontravention. The execution, delivery and performance of this Agreement by Irish Holdco or Merger Sub and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any material Contract to which Irish Holdco or Merger Sub is a party, (ii) any Irish Holdco Governing Document or Merger Sub Governing Document, or (iii) any Governmental Entity under or pursuant to any Law or Order to which Irish Holdco or Merger Sub is bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have an Irish Holdco Material Adverse Effect.

5.7 Business Activities.

(a) Since its incorporation or organization, Irish Holdco and Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or Liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement or the Ancillary Agreements.

(b) Neither Irish Holdco nor Merger Sub are the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. Irish Holdco does not have any plan or intention to be liquidated (for U.S. federal income tax purposes) following the Merger.

5.8 Affiliate Transactions. Neither Irish Holdco nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Irish Holdco or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the shares, capital stock or equity interests of Irish Holdco or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (collectively, “Irish Holdco Affiliated Transactions”).

5.9 Compliance with Laws. To the Knowledge of each of Irish Holdco and Merger Sub, Irish Holdco and Merger Sub is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to Irish Holdco and Merger Sub or to the conduct of the business of Irish Holdco and Merger Sub, and no uncured written notices have been received by Irish Holdco or Merger Sub from any Governmental Entity or any other Person alleging a material violation of any such Laws.

5.10 Investigation; No Other Representations. Each of Irish Holdco and Merger Sub hereby acknowledges that, except as expressly provided in Article III or in any certificate delivered pursuant hereto or thereto, none of the Company Entities nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to Irish Holdco, Merger Sub or their respective Affiliates or representatives or any other Person, with respect to any of the Company Entities or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by the Company in Article III or in any certificate delivered pursuant hereto or thereto, no Company Entity nor any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, with respect to: (A) the information distributed or made available to each of Irish Holdco and Merger Sub, or any of their respective Affiliates or representatives by or on behalf of the Company in connection with this Agreement and the Transactions; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to any of the Company Entities or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. Each of Irish Holdco and Merger Sub hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article III or in any certificate delivered pursuant hereto or thereto. Each of Irish Holdco and Merger Sub hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Company Entities and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination each of Irish Holdco and Merger Sub has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company expressly set forth in Article III and those expressly set forth in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the Company shall not be limited in any respect in the event of Fraud.

ARTICLE VI

INTERIM OPERATING COVENANTS

6.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with the terms hereunder (such period, the “Pre-Closing Period”), unless APHC shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated, or otherwise expressly permitted, by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19, or (iii) as set forth on Section 6.1(a) of the Company Disclosure Letter ((i)-(iii), the “Business Exceptions”), the Company Entities shall conduct and operate their business in the Ordinary Course of Business and shall use reasonable best efforts to maintain and preserve their present business organization, assets and technology and relationships and good will with customers and suppliers having material business dealings with the Company Entities consistent with past practices. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b) During the Pre-Closing Period, unless APHC shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the Business Exceptions, the Company shall not, and shall cause the Company Entities not to:

(i) amend or otherwise modify the Company Governing Documents or the Company SHA or amend or otherwise modify, in any material respect, any of the Governing Documents of the Company Subsidiaries;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by U.S. GAAP or IFRS (as applicable) or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Company Entities, including Company Shares or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company Entities to issue, deliver or sell any Equity Interests of the Company Entities, including Company Equity Awards, Company Warrants, and Kreos Warrants, other than grants or issuances to directors, officers, independent contractors and employees (including new hires) made subject to the terms of the Equity Incentive Plan in the Ordinary Course of Business and in accordance with Section 6.1(b)(xv) or in settlement of outstanding Company Warrants or Kreos Warrants in accordance with the terms of such awards or agreements as in effect on the date hereof provided that such settlement is made in compliance with the Finnish Companies Act and is not made in cash to the shareholders of the Company;

(iv) redeem, purchase, repurchase or otherwise acquire any Equity Interests or other securities of the Company Entities, including the Company Shares, Company Equity Awards, Company Warrants, and Kreos Warrants except for (w) repurchases or settlements of Company Warrants and Kreos Warrants pursuant to the terms of such awards or agreements as in effect as of the date hereof provided that such repurchases or settlements are made in compliance with the Finnish Companies Act and are not made in cash to the shareholders of the Company other than in connection with the redemption pursuant to Chapter 16, Section 13 of the Finnish Companies Act, and (y) forfeitures of Company Equity Awards at the time of the termination of service of the holder thereof in accordance with the terms of such awards as in effect on the date hereof, in compliance with applicable Law;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company Entities (other than distributions made by any direct or indirect wholly owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly owned Subsidiaries);

(vi) adjust, split, combine or reclassify any of the Company Entities’ Equity Interests, other than in connection with the Conversion;

(vii) incur, assume, guarantee or otherwise become Liable for (whether directly, contingently or otherwise) any Indebtedness, for an amount not in excess of EUR 5.0 Million in the aggregate;

(viii) make any loans, advances or capital contributions to, or investments in, any Person for an amount in excess of EUR 1.0 Million in the aggregate;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures not to exceed EUR 0.5 Million in the aggregate;

(x) other than in the Ordinary Course of Business, enter into any termination (other than an expiration in accordance with the terms thereof) of, or amendment to or waiver of any material provision or term of, any Material Contract or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire a material amount of properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization;

(xiii) create or subject to any Liens (other than Permitted Liens), any of the material rights (other than rights in Intellectual Property or Technology) or material assets (other than Intellectual Property or Technology) owned by, or leased or licensed to, the Company Entities, other than with respect to Indebtedness permitted to be incurred under the foregoing clause (vii);

(xiv) compromise, commence or settle any material Proceeding where such settlement amount or damages being sought is in excess of EUR 1.0 Million;

(xv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) accelerate the vesting of or lapsing of restrictions with respect to, any stock-based compensation or other multi-year cash incentive compensation under any Company Employee Benefit Plan, (B) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company Entities, or (C) except to the extent actions taken during the Pre-Closing Period under the following provisions (w)—(z) would not, in the aggregate, increase personnel costs in fiscal year 2022 by more than 25% over the aggregate amount allocated to personnel costs for fiscal year 2022 in the Company budget made available to APHC in November 2021:

(w) except to the extent actions are taken under (y) or (z) below, take action that does or would reasonably be expected to increase the compensation or benefits of any current or former employee or service provider of the Company Entities;

(x) grant any new stock-based compensation or other multi-year cash incentive compensation under any Company Employee Benefit Plan (provided that new unvested stock-based awards granted under the Company Equity Awards from the share reserve in existence on the date of this Agreement are made in the Ordinary Course of Business or approved by a majority of the Company’s Board after the date hereof, which unvested awards will not become exercisable for at least twelve (12) months, shall not be subject to this clause (x)); or

(y) hire or engage any employee or consultant if such employee or consultant will receive, or does receive, annual base cash compensation (or annual base wages or fees) in excess of $300,000, unless such hiring or engagement is approved by a majority of the Company Board or its compensation committee after the date hereof;

(z) become a party to, establish, materially amend, commence participation in, or terminate any group Company Employee Benefit Plan, or any other plan, agreement or arrangement covering more than one employee or consultant that would be a Company Employee Benefit Plan if in effect as of the date hereof;

(xvi) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse or otherwise dispose of, or create, grant, subject to, or issue any material Lien (other than Permitted Liens) in or on any material rights or material assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Company Entities;

(xvii) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing, but excluding non-exclusive licenses granted in the Ordinary Course of Business in object code form), sell, assign, transfer or otherwise dispose of any Core IP;

(xviii) enter into any new line of business outside of the business of data management;

(xix) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.7 of the Company Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xx) enter into, renew or modify any Company Affiliated Transaction; or

(xxi) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give APHC, directly or indirectly, the right to control or direct the Company Entities or any operations of the Company Entities prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

6.2 Interim Operating Covenants of APHC.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated or otherwise expressly permitted by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law, (iii) as set forth on Section 6.2(a) of the APHC Disclosure Letter, or (iv) as expressly set forth in the APHC SEC Documents as of the date of this Agreement, ((i)-(iv), the “APHC Business Exceptions”), APHC shall conduct and operate its business in the Ordinary Course of Business. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.2(a).

(b) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the APHC Business Exceptions, APHC shall not:

(i) other than in connection with the Domestication Merger, amend or otherwise modify the APHC Governing Documents;

(ii) withdraw any funds from the Trust Account, other than as permitted by the APHC Governing Documents or the Trust Agreement, modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable Law;

(iv) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business (unless required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 6.2 of the APHC

Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a APHC Share Redemption, the PIPE Investment, or exercise of APHC Warrants, sell, issue, grant, redeem, assign, transfer, convey or otherwise dispose of (x) any Equity Interests of APHC, or (y) any options, warrants, rights or other securities convertible into or exchangeable for any Equity Interests of APHC, or enter into agreements, arrangements or commitments obligating APHC or Sponsor to issue, deliver or sell any Equity Interests of APHC or securities convertible into or exchangeable for any Equity Interests of APHC;

(vi) other than the APHC Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of APHC;

(vii) other than in connection with the Domestication Merger, adjust, sub-divide, consolidate or reclassify any of its Equity Interests;

(viii) reduce the exercise price, or amend the terms, of any APHC Warrant;

(ix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of APHC;

(x) enter into, renew or modify any APHC Affiliated Transaction;

(xi) create any Liens (other than Permitted Liens) on any material property or material assets of APHC;

(xii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of APHC;

(xiii) hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xiv) other than in the Ordinary Course of Business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, or independent contractor of APHC, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of APHC, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant, or independent contractor of APHC;

(xv) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;

(xvi) amend, enter into or terminate the Insider Letter, any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

(xvii) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct APHC prior to the Closing. Prior to the Closing, APHC shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

6.3 Interim Operating Covenants of Irish Holdco and Merger Sub.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated or otherwise expressly permitted by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law, or (iii) as set forth on Section 6.3(a) of Irish Holdco’s Disclosure Letter ((i)-(iii), the “Irish Holdco Business Exceptions”), Irish Holdco and Merger Sub shall conduct and operate their respective businesses in the Ordinary Course of Business. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.3(b) shall constitute a breach under this Section 6.3(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.3(b) and this Section 6.3(a).

(b) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the Irish Holdco Business Exceptions, Irish Holdco and Merger Sub shall not:

(i) other than in connection with the Domestication Merger and the Merger, including the adoption of the Amended Irish Holdco Memorandum and Articles of Association, amend or otherwise modify the Irish Holdco Governing Documents or the Merger Sub Governing Documents;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or IFRS (as applicable) or applicable Law;

(iii) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business (unless required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 6.2 of the APHC

Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(iv) sell, issue, grant, redeem, assign, transfer, pledge, convey or otherwise dispose of (x) any Equity Interests of Irish Holdco or Merger Sub, or (y) any options, warrants, rights or other securities convertible or exchangeable for any Equity Interests of Irish Holdco or Merger Sub, or enter into agreements, arrangements or commitments obligating either entity to issue, deliver or sell any Equity Interests of Irish Holdco or Merger Sub or securities convertible into or exchangeable for any Equity Interests of Irish Holdco or Merger Sub;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Irish Holdco or Merger Sub;

(vi) other than in connection with the Transactions, adjust, split, combine or reclassify any of its Equity Interests;

(vii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Irish Holdco or Merger Sub;

(viii) enter into, renew or modify any Irish Holdco Affiliated Transaction;

(ix) create any Liens (other than Permitted Liens) on any material property or material assets of Irish Holdco or Merger Sub;

(x) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Irish Holdco or Merger Sub;

(xi) hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xii) other than in the Ordinary Course of Business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, or independent contractor of Irish Holdco or Merger Sub, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Irish Holdco or Merger Sub, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant, or independent contractor of Irish Holdco or Merger Sub;

(xiii) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of Irish Holdco’s or Merger Sub’s officers, directors, shareholders or other Affiliates, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses; or

(xiv) (xiv) amend, enter into or terminate any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

(xv) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Irish Holdco or Merger Sub prior to the Closing. Prior to the Closing, Irish Holdco shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

ARTICLE VII

PRE-CLOSING AGREEMENTS

7.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable (including executing and delivering any documents, certificates, instruments and other papers that are reasonably necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Transactions. The Parties shall use their reasonable best efforts, and each Party shall cooperate in all reasonable respects with the other Party, to send the requisite notice to or to solicit and obtain all waivers, consents, approvals, permits, orders or authorizations from third parties reasonably necessary, proper or advisable to consummate the Transactions, including to obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 7.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required unless such consent is specifically described in the Disclosure Letters as requiring related payment (or incursion of related obligation) in connection with the Transactions, and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consent (other than such consent specifically described in the Disclosure Letters as requiring related payment (or incursion of related obligation)) is not, and shall not be, a condition to Closing. Each Party shall, during the Pre-Closing Period, keep the other Parties informed on a reasonably current basis of any and all matters concerning APHC, Irish Holdco and the Company Entities, as the case may be, that in the reasonable opinion of the relevant Party may be of material relevance for the purposes of effecting the Transactions in a timely manner and pursuant to the terms hereof.

7.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice APHC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the APHC Governing Documents, at the Closing, APHC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to APHC Shareholders who shall have validly elected to redeem their APHC Class A Ordinary Shares pursuant to the APHC Share Redemption and pay as and when due the Deferred Discount, in each case pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all Transaction Expenses as provided herein, and (z) deposit the monies remaining in the Trust Account to, or as directed by, APHC. In the event that, following payments made pursuant to completion of the redemptions as required by the APHC Share Redemption, the monies remaining in Trust are insufficient to satisfy all remaining Transaction Expenses, Irish Holdco shall pay any remaining Transaction Expenses.

7.3 Listing.

(a) During the Pre-Closing Period and prior to the Domestication Merger, APHC shall use reasonable best efforts to ensure APHC remains listed as a public company on the NYSE, in compliance with NYSE rules and regulations in all material respects, and that the APHC Units, APHC Class A Ordinary Shares and APHC Public Warrants remain listed on the NYSE.

(b) APHC will use its reasonable best efforts to cause (i) Irish Holdco’s initial listing application with the NYSE with respect to the Irish Holdco Ordinary Shares to be issued in connection with the Transactions to have been approved by the NYSE, subject to official notice of issuance, (ii) Irish Holdco to satisfy all applicable NYSE rules and regulations regarding the initial listing application, and (iii) the APHC Public Warrants to remain listed on the NYSE.

(c) During the Pre-Closing Period, APHC will use reasonable best efforts to keep current and timely file reports required to be filed with the SEC and otherwise comply in all material respects applicable securities Laws.

7.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware of the restrictions imposed by, and will comply with, the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the Transactions, while in possession of such material nonpublic information, it shall not, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of APHC or Irish Holdco, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

7.5 Access to Information. During the Pre-Closing Period, upon reasonable prior written notice, each Party shall afford the representatives of the other Party reasonable access, during normal business hours, to the properties, books and records, and senior management of such other Party and its respective Subsidiaries and furnish to the representatives of such Party such additional financial and operating data and other information regarding such other Party’s business as such Party or its representatives may from time to time reasonably request. Notwithstanding the foregoing, each Party shall not be obligated to disclose any information that, in the reasonable judgment of such party on advice of its outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party or its respective Subsidiaries, or would conflict with applicable Laws or any of such Party’s or its respective Subsidiaries’ confidentiality obligations; provided, that each Party shall use its reasonable best efforts (i) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or conflict with applicable Laws or applicable confidentiality obligations, or (ii) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other Party. Each Party shall advise the other Party in such circumstances that it is unable to comply with requests for information pursuant to this Section 7.5 and each Party shall use its reasonable best efforts to describe the types of information being withheld.

7.6 Regulatory Approvals; Efforts.

(a) The Parties shall comply with the notification and reporting requirements of the HSR Act, if applicable, within 30 Business Days after the date of this Agreement. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the Transactions, including the Company providing relevant information to APHC in order for APHC to assess the applicability of the Finnish Act on the Monitoring of the Foreign Corporate Acquisitions (172/2012, as amended) to the Transactions, and to prepare the relevant authority filing if such filing is deemed reasonably necessary by APHC. Each Party shall promptly inform the other Party of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal inquiry or request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable in consultation with the other Party.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other material communications (other than any ministerial notices) between any Party (including their respective Affiliates and representatives), as the case may be, and any Governmental Entity with respect to such Transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees, as circumstances reasonably allow, not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.6, each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.6 or any other provision of this Agreement shall require or obligate any of the Company Entities or any of their Affiliates to, and APHC and its Affiliates shall not without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to any of the Company Entities or any of their Affiliates, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any of its business, products, rights, services, licenses, assets, properties or other operations or any interest therein.

7.7 Communications; Press Releases. Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing by any Party shall not be issued without the prior written consent of APHC and the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and no press or other public release or public announcement shall include the name or identity of any Major Investor without the prior written consent of the Major Investor (it being agreed that each Major Investor shall be a third party beneficiary of this Section 7.7); provided, however, that each Party may make any public release or announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Party (and if such announcement mentions a Major Investor, such Major Investor) prior to release and consider in good faith any comments from such other Party and/or Major Investor (as the case may be)) or, in consultation with the other Party and/or Major Investor (as the case may be) that has previously been publicly released or announced; and provided, further, that the foregoing shall not prohibit in a non-public manner and subject to an understanding of confidentiality, and in accordance with the other provisions herein, including Section 7.1 and Section 7.4, (i) any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party (including Governmental Entity) consent or approval or making a filing or registering with such third party as reasonably necessary in connection with the Transactions, (ii) any Party from communicating in connection with reporting or fundraising to or from such Party’s shareholders, and (iii) the Company Entities from communicating with employees, contractors, advisors and consultants, each of (i)—(iii) in connection with the Transactions.

7.8 Registration Statement.

(a) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate and jointly prepare, and Irish Holdco and APHC shall file, a preliminary Registration Statement (in which the Proxy Statement shall be included), with the SEC. Each Party agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each Party further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals, as well as make all necessary foreign filings and take all similar and related actions and obtain all necessary foreign permits and approvals, required to carry out the Transactions.

(b) Each Party agrees to furnish to the other Parties all information concerning itself, its officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Parties to any Governmental Entity, whether state, federal or foreign (including the NYSE), in connection with the Transactions, including the Transaction Filings (collectively, the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually and reasonably agreed to by the Parties. Prior to filing the Registration Statement, Proxy Statement or any other Offer Documents, or any amendment thereof or supplement thereto, whether in preliminary or final form, as the case may be, with the SEC, each filing Party will make available to the other Parties a draft of such proposed filing and will provide other Parties with a reasonable opportunity to comment on such draft. No filing of the Registration Statement, Proxy Statement or other Offer Documents with the SEC will be made without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(c) The filing Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of securities registered on the Registration Statement for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. APHC shall cause the Proxy Statement to be delivered to its shareholders of record, as of the record date to be established by the APHC Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. The Parties will use their reasonable best efforts to cause the Registration Statement, Proxy Statement and other Offer Documents to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(d) The filing Party will notify the other Parties as soon as reasonably practicable of the receipt of any comments from the SEC or its staff or other Governmental Entity with respect to the Registration Statement, the Proxy Statement or other Offer Documents and of any request by the SEC or its staff or other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or other Offer Documents, and will supply the other Parties with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff or other Governmental Entity, on the other hand, with respect to the Registration Statement, Proxy Statement or other Offer Documents. The filing Party shall permit the other Parties and its outside counsel to participate in all material discussions and meetings with the SEC and its staff and other Governmental Entity relating to the Registration Statement, the

Proxy Statement, or the other Offer Documents. The filing Party shall (i) provide each Party and its representatives with an opportunity to consult on any material written response reasonably in advance and include the comments provided by each Party in any such response, (ii) inform each Party as soon as reasonably practicable whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents, and (iii) provide each Party and its representatives with reasonable opportunity to consult on and include the comments provided by each Party to such material amendment or supplement in advance of such filing of an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents. Each Party shall promptly inform the other Parties whenever it discovers any event relating to itself or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents.

(e) In connection with the Registration Statement, Proxy Statement or other Offer Documents, each Party will use reasonable best efforts to (i) cooperate with the filing Party, (ii) respond to questions about itself or its Affiliates required in any filing with or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by the filing Party or its representatives in connection with the Registration Statement, Proxy Statement or other Offer Documents.

(f) If, at any time prior to the APHC Shareholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the filing Party shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, a Party discovers any information, event or circumstance relating to it or its Affiliates or any of their businesses, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the filing Party of such information, event or circumstance.

7.9 APHC Shareholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, APHC shall, in accordance with applicable Law, NYSE rules and the APHC A&R Memorandum and Articles, establish a record date for, duly call, give notice of, convene and hold a meeting of the APHC Shareholders (including any adjournment or postponement thereof, the “APHC Shareholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Required APHC Vote (which record date and meeting date shall be mutually and reasonably agreed to by APHC and the Company). APHC will use its reasonable best efforts to solicit from the APHC Shareholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to obtain such proxies with respect to the Required APHC Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the APHC Governing Documents, subject to the right of the APHC Board to make a APHC Change in Recommendation in accordance with Section (b)7.9(b) in response to an Intervening Event (it being understood that such APHC Change in Recommendation shall not affect APHC’s obligations under this Section (a)7.9(a) to call, give notice of, convene and hold the APHC Shareholder Meeting and submit for the approval of the APHC Shareholders the APHC Shareholder Voting Matters thereat). APHC shall not adjourn the APHC Shareholder Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that APHC may, subject to the APHC A&R Memorandum and Articles, adjourn or postpone the APHC Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement or Proxy Statement that APHC reasonably determines, after consultation with the Company, is necessary to comply with applicable Laws, is provided to the APHC Shareholders in advance of a vote on the adoption of this Agreement and the other APHC Shareholder Voting Matters, (ii) if, as of the time that the APHC Shareholder Meeting is originally scheduled, there are insufficient APHC Class A Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the APHC Shareholder Meeting, (iii) if, as of the time that the APHC Shareholder Meeting is originally scheduled, adjournment or postponement of the APHC Shareholder Meeting is necessary to enable APHC to solicit additional proxies required to obtain the Required APHC Vote or (iv) to seek withdrawals of redemption requests from APHC Shareholders if APHC or the Company reasonably expects that the condition set forth in Section 8.1(a)(iii) or Section 8.1(c)(v) would not be satisfied at the Closing; provided, further, that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii), the APHC Shareholder Meeting shall be reconvened as promptly as practicable, to the extent permitted under the APHC Memorandum and Articles of Association, following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall APHC postpone or adjourn the APHC Shareholder Meeting for more than fifteen (15) days later than the most recently postponed or adjourned meeting; provided, further, that in no event shall APHC be permitted to postpone or adjourn the APHC Special Meeting more than three (3) times.

(b) The Registration Statement shall include a statement to the effect that the APHC Board has unanimously recommended that the APHC Shareholders vote in favor of the APHC Shareholder Voting Matters at the APHC Shareholder Meeting (“APHC Board Recommendation”), unless the APHC Board shall have changed such recommendation in accordance with this Section 7.9(b). The APHC Board shall not withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the APHC Board Recommendation (a “APHC Change in Recommendation”); provided that if, at any time prior to obtaining the APHC Required Vote, the APHC Board determines in good faith (on the advice of outside legal counsel), that failure to make a APHC Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to the APHC Shareholders under applicable Law, then the APHC Board may make an APHC Change in Recommendation in response to an Intervening Event; provided, further, that APHC shall (to the extent permitted under applicable Law and reasonably practicable) first provide the Company with at least four (4) Business Days (the “APHC Intervening Event Notice Period”) advance written notice of such APHC Change in Recommendation describing in reasonable detail the reasons for such APHC Change in Recommendation and the material facts and circumstances relating to such Intervening Event. If requested by the Company, APHC will, and will use its reasonable best efforts to, during the APHC Intervening Event Notice Period, cause its representatives to, during such four (4) Business Day period, engage in good faith negotiations with the Company and its representatives to make such adjustments to the terms and conditions of this Agreement so as to obviate the need for a APHC Change in Recommendation.

7.10 Expenses. Except as otherwise provided in this Agreement or as set forth as “Shared Expenses” on Schedule 7.25 attached hereto (in which case such “Shared Expenses” shall be funded equally by APHC and the Company), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions; provided that if the Merger and the Closing occurs, APHC shall be responsible for and shall pay, or cause to be paid, at Closing all Transaction Expenses in accordance with their terms and the terms of this Agreement.

7.11 Directors and Officers.

(a) From and after the Merger Effective Time, Irish Holdco shall to the fullest extent permitted under applicable Law indemnify and hold harmless each current and former director, officer, and manager, and, to the extent authorized under the applicable D&O Provisions (as defined below), each employee, agent and representative of each Party (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that each Party, as the case may be, would have been permitted under applicable Law, such Party’s Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, Irish Holdco (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in each Party’s Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any Indemnified Person, and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Indemnified Person (it being agreed that each Indemnified Person shall be a third party beneficiary of this Section 7.11) or as otherwise required by applicable Law. In the event that Irish Holdco or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Irish Holdco shall cause proper provisions to be made so that the successors and assigns of Irish Holdco assume the obligations set forth in this Section 7.11.

(b) Tail Policy. For a period of six (6) years from and after the Closing Date, Irish Holdco shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Parties with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy (the “Tail Policy”); provided that in no event shall Irish Holdco be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by the Parties with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

7.12 Equity Financing; Cooperation. During the Pre-Closing Period, each Party shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each Party shall give the other Parties, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. Each Party shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

7.13 APHC Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, none of the Company Entities, Irish Holdco nor Merger Sub, directly or indirectly, shall engage in any transactions involving or relating to the securities of APHC without the prior written consent of APHC.

7.14 Exclusivity.

(a) The Company shall, and shall cause its controlled Affiliates and its and such Affiliates’ representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Competing Transaction. During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, its representatives and each of their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than APHC and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish any information relating to the Company Entities or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Company Entities to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) APHC shall, and shall cause its controlled Affiliates and its and such Affiliates’ representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to an APHC Competing Transaction. During the Pre-Closing Period, APHC shall not, and shall cause its controlled Affiliates and its and such Affiliates’ representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company Entities and the PIPE Investors with respect to the PIPE Investment (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute, or could reasonably be expected to lead to, a APHC Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a APHC Competing Transaction; (iii) furnish any non-public information relating to APHC or any of its assets or businesses, or afford access to the assets, business, properties, books or records of APHC to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a APHC Competing Transaction; (iv) approve, endorse or recommend any APHC Competing Transaction; or (v) enter into a APHC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a APHC Competing Transaction or publicly announce an intention to do so.

7.15 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Transactions to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, Irish Holdco will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) The Parties shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) The Parties shall reasonably cooperate as reasonably requested by another Party or a Supporting Company Holder or a Major Investor (it being agreed that any such requesting Supporting Company Holder or Major Investor shall be a third party beneficiary of this Section 7.15(d), including by their respective tax counsel, in connection with the filing of relevant Tax Returns, any audit or Tax Proceedings, or the delivery of any opinion by such counsel with respect to the tax treatment of the transactions contemplated hereunder, including, providing at Closing (and, if required, as of the effective date of the Proxy Statement) a signed officer’s certificate containing customary representations and warranties of the Company as shall be reasonably necessary or appropriate to enable such counsel to render its opinion. Such cooperation shall include the retention and (upon the other Party’s or Supporting Company Holder’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Irish Holdco shall cause all Transfer Taxes to be paid. Irish Holdco shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns, if any, and other documentation, if any, with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Irish Holdco shall provide the other Parties and, upon request, any Major Investor (it being agreed that any such requesting Major Investor shall be a third party beneficiary of this Section (e)7.15(e)) with evidence reasonably satisfactory to such other Party or Parties or Major Investor (as the case may be) that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption. Irish Holdco, through the actions of the members of the Irish Holdco Board from time to time, shall ensure that it is managed and controlled in Ireland and that Irish Holdco maintains its corporate tax residence in Ireland, and agrees not to take any action or cause or permit any action to be taken, that could reasonably be expected to alter or compromise its corporate tax residence in Ireland.

7.16 Additional Agreements. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause each Pre-Closing Holder owning 5% or more of the Company Shares or that is a director or officer of the Company and their respective Affiliates who hold Company Shares not otherwise party to a Shareholder Support Agreement to enter into and deliver an executed counterpart of the Shareholder Support Agreement (“Additional Support Agreements”); provided each of the Parties acknowledges and agrees that failure to obtain any Additional Support Agreements is not, and shall not be, a reason to delay the Closing or terminate the Agreement, or a condition to the Closing. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause each Pre-Closing Holder owning 1% or more of the Company Shares or that is a director or officer of the Company and their respective Affiliates who hold Company Shares not otherwise party to a Lockup Agreement to enter into and deliver an executed counterpart of the Lockup Agreement (“Additional Lockup Agreements”); provided each of the Parties acknowledges and agrees that failure to obtain any Additional Lockup Agreements is not, and shall not be, a reason to delay the Closing or terminate the Agreement, or a condition to the Closing.

7.17 Company Shareholder Approval. The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval as soon as reasonably practicable in accordance with 1.1(a)(ii)Section 2.5(f) in accordance with all applicable Laws, the Company Articles and the Company SHA, and shall deliver it to APHC when obtained. The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval including by exercising any applicable drag-along rights, voting agreements or otherwise, including those set forth in the Company Governing Documents or any other Contract to which the Company or any such shareholder is a party.

7.18 Preparation and Delivery of Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use its reasonable best efforts to deliver to APHC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the years ended September 30, 2021 and 2020 and related notes, accompanied by an audit report issued by the Company’s independent auditors reasonably acceptable to APHC (collectively, the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the end of each interim fiscal quarter ending after September 30, 2021 and related notes that are required to be included in the Registration Statement, Proxy Statement and any other Offer Documents (collectively, the “Closing Company Unaudited Financial Statements”). The Closing Company Audited Financial Statements, together with any Closing Company Unaudited Financial Statements, (A) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review any Closing Company Unaudited Financial Statements will be an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. APHC shall use its reasonable best efforts (x) to assist the Company as may be required in timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement and any other Offer Documents, and (y) to obtain the consents of its auditors in accordance with applicable Law or as requested by the SEC.

7.19 Merger Process. During the Pre-Closing Period, APHC, Merger Sub and Irish Holdco shall procure that all necessary actions are taken to complete the Domestication Merger, and Irish Holdco and the Company shall procure that all necessary actions are taken to complete the Merger process in accordance with the steps set out in Section 2.5, and Irish Holdco shall procure that a copy of the valuation and report required by Section 1028 (1) of the Irish Companies Act shall have been sent to the proposed allottees of the Irish Holdco Ordinary Shares to be allotted and issued pursuant to the Merger, and that Irish Holdco’s shareholder (a) passes a special resolution to change Irish Holdco’s name to “MariaDB PLC” and that it then applies to the Registrar of Companies in Ireland for approval for such change of name, and (b) passes a special resolution to redesignate, with effect from immediately following the Domestication Merger Effective Time, the 25,000 ordinary shares of €1.00 each as 25,000 Irish Holdco Deferred Shares and amend Irish Holdco’s memorandum and articles of association accordingly.

7.20 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Ancillary Agreements or the Transactions is brought or threatened in writing against any of the Parties, or any of the respective members of their boards of directors (the “Transaction Litigation”), each Party, as applicable, shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Any Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of, and consult with such other Parties (and consider in good faith such parties’ advice), with respect to, the proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

7.21 Affiliate Agreements. All (i) agreements set forth on Section 7.21 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, and (ii) APHC Working Capital Notes shall be terminated or settled prior to the Closing, provided that in no event shall any settlement of the APHC Working Capital Notes be deemed a Transaction Expense, in each case without further liability or obligation of any kind to any Party.

7.22 Section 16 Matters. Prior to the Closing, the APHC Board (if necessary) and the Irish Holdco Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Irish Holdco Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company or APHC who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Irish Holdco following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.23 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and APHC and subject to any limitation imposed under applicable Laws and NYSE listing requirements, the Parties shall take all actions necessary or appropriate to cause the following to be effective as of the Merger Effective Time: (a) the size of the Irish Holdco Board to be increased to nine (9) members, of which four (4) shall be the individuals set forth on Schedule 7.23 (the “Named Board Nominees”), one of such Named Board Nominees shall be appointed by APHC, and the remaining five (5) shall be appointed as independent directors by a majority vote of the Named Board Nominees, each in accordance with and subject to, the terms of the Amended Irish Holdco Memorandum and Articles of Association (together, the “Board Nominees”); (b) all directors and executive officers of Irish Holdco and APHC holding such board seats or offices immediately prior to the Closing to have been removed from their respective positions or to have tendered their irrevocable resignations; (c) the Board Nominees be elected as members of the Irish Holdco Board; and (d) the individuals set forth on Schedule 7.23 (as may be updated by the Company prior to Closing following written notice to APHC), to be appointed as the executive officers of Irish Holdco and APHC. On the Closing Date, Irish Holdco shall enter into customary indemnification agreements reasonably satisfactory to the Company and APHC, with the Board Nominees and executive officers of Irish Holdco, which indemnification agreements shall continue to be effective following the Closing.

7.24 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the Transactions (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder (each, a “280G Waiver”), and (b) submit to the Company Shareholders for approval in accordance with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and the Company shall deliver to APHC evidence reasonably satisfactory to APHC that (i) approval of the Company Shareholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Shareholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Shareholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Shareholders, the Company shall provide to APHC a draft of all documents and calculations of the parachute payments contemplated in this Section 7.24. The Company will consider in good faith all reasonable comments that are made by APHC or its representatives.

7.25 Transaction Expenses. APHC (on behalf of APHC, Irish Holdco and Merger Sub) and the Company will each use reasonable best efforts to not incur (or otherwise take any action that would reasonably be expected to incur) Transaction Expenses in excess of the aggregate amount of the estimated Transaction Expenses set forth with respect to such Party (and in the case of APHC, APHC, Irish Holdco and Merger Sub, collectively) on Schedule 7.25; provided that, in no event will either the Company or APHC exceed such Party’s estimate without delivering prior written notice to the other Party of any anticipated Transaction Expense in excess of such Transaction Expense estimate. The Parties shall reasonably cooperate to enter into any agreements or arrangements with transfer agents, printers, proxy solicitation firms and similar service providers that are reasonably necessary for the consummation of the Transactions.

7.26 Insider Letter. Pursuant to that letter agreement, dated as of May 18, 2021 (the “Insider Letter”), entered into by and among APHC, the Sponsor, and each Insider (as defined therein) party thereto (collectively, the “Insiders”), the Insiders and the Sponsor agreed to, among other things, vote all of the shares of APHC they hold to approve the APHC Shareholder Voting Matters at the APHC Shareholder Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the APHC Share Redemption (the “Non-Redemption Requirement”). APHC hereby agrees to enforce the terms and conditions of the Insider Letter, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

7.27 LTIP. Subject to receipt of the Required APHC Vote, APHC and Irish Holdco shall take all necessary actions to adopt in the form recommended by the Company Board (unless such adoption would be inconsistent with applicable fiduciary duties to shareholders under applicable Law, in which case APHC and Irish Holdco shall consult with the Company Board to take all necessary actions to adopt a plan as close to the Company Board’s initial recommendation as possible that is not inconsistent with applicable fiduciary duties to shareholders under applicable Law): (a) an equity incentive plan that provides for grant of awards to employees and other service providers of Irish Holdco and its Subsidiaries after the Closing, in a form, and including a share reserve, mutually agreed by APHC and the Company, (which takes into account the Equity Award Company Shares) (the “LTIP”); and (b) an employee stock purchase plan that provides for the purchase of Irish Holdco Ordinary Shares by employees of Irish Holdco and its Subsidiaries after the Closing, in a form, and including a share reserve, mutually agreed by APHC and the Company (the “ESPP”). Following the Merger Effective Time, Irish Holdco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Irish Holdco Ordinary Shares issuable under the LTIP, the ESPP, and the Converted Awards, and Irish Holdco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the Converted Awards, the awards granted pursuant to the LTIP and the rights to acquire Irish Holdco Ordinary Shares under the ESPP remain outstanding.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transactions is subject to the satisfaction or written waiver (if legally permitted), at or prior to the Closing, of each of the following conditions:

(i) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated, and any approval or confirmation required or necessary under section 4 or section 5, as applicable, of the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended) or considered necessary by the Ministry of Economic Affairs and Employment of Finland after having requested additional information, shall have been received (or a waiting period, if applicable, shall have expired).

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(iii) Required APHC Vote. The Required APHC Vote shall have been obtained.

(iv) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(v) Final Order. The Final Order shall have been issued by the Irish High Court, shall not have been rescinded, and shall be in full force and effect.

(vi) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment and the APHC Share Redemption, APHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Merger Effective Time.

(vii) NYSE Listing. The Irish Holdco Ordinary Shares to be issued in the Transactions, as well as the APHC Warrants, shall be conditionally approved for listing upon the Closing on the NYSE, subject to official notice of issuance and any requirement to have a sufficient number of round lot holders of the Irish Holdco Ordinary Shares.

(viii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(ix) Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares, both of which are in full force and effect and are enforceable in accordance with their terms.

(b) Conditions to Obligations of APHC, Irish Holdco and Merger Sub. The obligations of APHC, Irish Holdco and Merger Sub to consummate the Transactions is subject to the satisfaction or written waiver (if legally permitted), at or prior to the Closing, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’ and the reference to ‘Material Adverse Effect’ in Section 3.5), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(B) Each of the Company Fundamental Representations shall be true and correct in all material respects (other than Section 3.3(a) (Capitalization), which shall be true and correct in all but de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

(iv) Officers Certificate. APHC shall have received from the Company, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(b)(i), Section 8.1(b)(ii) and Section 8.1(b)(iii) have been satisfied.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions is subject to the satisfaction or written waiver (if legally permissible), at or prior to the Closing, of each of the following conditions provided that all Parties acknowledge and agree that any waiver shall require the prior written consent of each of the Major Investors:

(i) Representations and Warranties.

(A) Each of the representations and warranties of APHC and Irish Holdco set forth in Article IV and Article V of this Agreement (other than the APHC Fundamental Representations and Irish Holdco Fundamental Representations), in each case, without giving effect to any materiality, APHC Material Adverse Effect, Irish Holdco Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a APHC Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable; and

(B) Each of the APHC Fundamental Representations and Irish Holdco Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of APHC and Irish Holdco. APHC and Irish Holdco shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by APHC and Irish Holdco on or prior to the Closing Date.

(iii) No Material Adverse Effect. Since the date hereof, no APHC Material Adverse Effect or Irish Holdco Material Adverse Effect shall have occurred and be continuing.

(iv) Officers Certificate. The Company shall have received from APHC and Irish Holdco, a duly executed certificate from an authorized officer of APHC and Irish Holdco, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(c)(i), Section 8.1(c)(ii) and Section 8.1(c)(iii) shall have been satisfied.

(v) Minimum Cash Amount. The APHC Available Cash shall not be less than the Minimum Cash Amount.

(vi) Additional PIPE Investment and Trust Amount. The sum of (A) the cash in the Trust Account (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Transaction Expenses) and (B) any Additional PIPE Investment Amount, shall be at least $15,000,000.

(d) Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 8.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 8.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

8.2 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and any Company shareholders, as applicable) shall deliver to the other Parties (a) the Ancillary Agreements to which it or a Company shareholder is a party, duly executed by the Company or its shareholders, as applicable, (b) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code, (c) the up-to-date shareholder register of the Company referred to in the Finnish Companies Act as of the Closing Date (giving effect to the Conversion) and an up-to-date list as of the Closing Date of the name of the holder of each Company Equity Award, Company Warrant or Kreos Warrants referred to in Section 3.3(b), and (d) an executed resignation from each director and officer of the Company.

8.3 APHC Closing Deliveries. At the Closing, APHC (on behalf of itself and the Sponsor, as applicable) shall deliver to the other Parties (a) the Ancillary Agreements to which it or the Sponsor is a party, duly executed by APHC or the Sponsor, as applicable and (b) an executed resignation from each director and officer of APHC, Irish Holdco and Merger Sub, other than any continuing director of Irish Holdco.

8.4 Irish Holdco and Merger Sub Closing Deliveries. At the Closing, Irish Holdco and Merger Sub shall deliver to the other Parties the Ancillary Agreements to which it is a party, duly executed by Irish Holdco or the Merger Sub, as applicable.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and APHC;

(b) by the Company or APHC by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or APHC by written notice to the other Party or Parties if the consummation of the Transactions contemplated by this Agreement shall not have occurred on or before December 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose breach of any representations, warranties, covenants or agreements under this Agreement results in or causes the Transactions not to be consummated on or before such date;

(d) by the Company, if APHC breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Article VIII of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to APHC by the Company, cannot be cured or has not been cured by earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by APHC, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to APHC’s obligations to consummate the Transactions set forth in Article VIII of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company, as applicable, by APHC, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after the receipt of such written notice and APHC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to APHC if APHC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by written notice from either the Company or APHC to the other if the Required APHC Vote is not obtained at the APHC Shareholder Meeting (subject to any adjournment or postponement thereof) or by the Outside Date;

(g) by written notice from either the Company or APHC to the other if the Company Shareholder Approval is not obtained at the general meeting of shareholders of the Company (subject to any adjournment or postponement thereof) or by the Outside Date; or

(h) by the Company, if the APHC Board shall have made an APHC Change in Recommendation pursuant to Section 7.9(b).

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.4, this Section 9.2 and Article X of this Agreement, and any other Section or Article of this Agreement referenced therein which are required to survive in order to give appropriate effect to such Sections and Article, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful breach.

ARTICLE X

MISCELLANEOUS

10.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, signed by each Party and approved in writing by each of the Major Investors. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent to such occurrence. Any such amendment or waiver may occur after the approval of the APHC Shareholder Voting Matters at the APHC Shareholder Meeting so long as such amendment or waiver would not require the further approval of the APHC Shareholders under applicable Law without such approval having first been obtained.

10.2 Survival. The representations, warranties, covenants, obligations and other agreements of the Parties contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the Parties after the Closing, except for covenants that require performance in whole or in part after the Closing. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud or willful breach.

10.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. New York time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):

MariaDB Corporation Ab Address 699 Veterans Blvd Redwood City, CA 94063 Attention: Andrew McCabe E-mail: andrew.mccabe@mariadb.com legal@mariadb.com	Perkins Coie LLP 505 Howard Street Suite 1100 San Francisco, CA 94105 Attention: Edward Wes and Gina Eiben E-mail: edwes@perkinscoie.com and geiben@perkinscoie.com

Notices to APHC, Irish Holdco or Merger Sub:	with copies to (which shall not constitute notice):

Angel Pond Holdings Corporation 950 Third Avenue, 25th Floor New York, NY 10022 Attention: Ted Wang Email: ted.wang@angelpond.com	Cleary Gottlieb Steen & Hamilton One Liberty Plaza New York NY 10006 Attention: Paul J. Shim Adam Brenneman E-mail: pshim@cgsh.com abrenneman@cgsh.com

and

Arthur Cox LLP Ten Earlsfort Terrace Dublin 2 D02 T380 Attention: Cian McCourt; Connor Manning E-mail: Cian.McCourt@arthurcox.com; connor.manning@arthurcox.com

10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.4 shall be null and void.

10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or

“in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. GAAP or IFRS (as applicable). Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

10.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent entered into between APHC and the Company), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

10.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

10.9 Governing Law; Waiver of Jury Trial; Jurisdiction. Subject to the mandatory Finnish or Irish Law governing the Merger and the CDTs as is specially referred to in this Agreement and subject to the Cayman Islands Companies Act which shall govern the Domestication Merger, the Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the Transactions and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of—law or conflict of—law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the Transactions, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

10.10 Trust Account Waiver. Each of the Company, Irish Holdco and Merger Sub hereby acknowledges that APHC has established the Trust Account containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of APHC’s public shareholders and certain other parties (including the underwriters of the initial public offering). For and in consideration of APHC entering into this Agreement and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Irish Holdco and Merger Sub hereby agrees (on its own behalf and on behalf of its Subsidiaries, controlled Affiliates and their respective representatives) that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account (or distributions therefrom), and hereby waives any claims it has or may have at any time, and shall not make any claim, against the Trust Account (including distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), provided that notwithstanding the foregoing, the Company retains and shall have the right to enforce the Retained Claims. Each of the Company, Irish Holdco and Merger Sub hereby irrevocably waives any Released Claims that it may have against the Trust Account (including distributions therefrom) now or in the future as a result of, or arising out of, any discussions, Contracts or agreements with APHC or Sponsor and will not seek recourse against the Trust Account (including distributions therefrom) for any reason whatsoever. Each of the Company, Irish Holdco and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by APHC to induce APHC to enter in this Agreement, and each of the Company, Irish Holdco and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against it and its Subsidiaries, controlled Affiliates and their respective representatives under applicable Law provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against APHC, its Affiliates or any other person (i) for legal relief against monies or other assets of APHC held outside of the Trust Account (including funds that have been released from the Trust Account other than to the public shareholders), (ii) for specific performance or other equitable relief (excluding restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or released from the Trust Account to the public stockholders) in connection with the Transactions, or (iii) for release of the funds from the Trust Account upon the consummation of the Transactions as and to the extent specifically provided by this Agreement (collectively, the “Retained Claims”). To the extent each of the Company, Irish Holdco or Merger Sub commences any action or Proceeding against APHC or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to APHC, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against APHC, its Affiliates or its representatives, each of the Company, Irish Holdco and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against assets of APHC or such Affiliate or representatives not in the Trust Account and that such claim shall not permit it or its Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including distributions therefrom).

10.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

10.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Major Investors pursuant to, Section 2.7(c), Section 7.7, Section 7.15(d), Section 7.15(e), Section 8.1(c), and Section 10.1, Indemnified Persons pursuant to Section 7.11, any requesting Supporting Company Holder pursuant to Section 7.15(d), and Non-Party Affiliates pursuant to Section 10.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

10.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non Party Affiliate is intended as a third—party beneficiary of this Section 10.14.

10.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of APHC Capital Stock shall have been changed into a different number of shares or a different class by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication Merger), then any number or amount contained in this Agreement which is based upon the number of shares of APHC Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and APHC Shareholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and APHC Shareholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

ANGEL POND HOLDINGS CORPORATION

By:	/s/ Theodore Wang
Name: Theodore Wang
Authorized signatory

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

MARIADB CORPORATION AB

By:	/s/ Michael Howard
Name: Michael Howard
Title: CEO

MANGOMILL PLC

By:	/s/ Theodore Wang
Name: Theodore Wang
Title: Director

MERIDIAN MERGERSUB INC.

By:	/s/ Theodore Wang
Name:	Theodore Wang
Title:	Director